Exhibit 10.1

Certain Confidential Information Contained in this Document, Marked by Brackets, has been Omitted Because it is Both (I) Not Material and (II) the Registrant Customarily and Actually Treats the Information as Private and Confidential.

ASSET PURCHASE AND SALE AGREEMENT

BY AND AMONG

REGER OIL, INC.

AS SELLER,

CALLAN POWER LLC

AS BUYER, and

CALLAN JMB INC.

EXHIBITS

Exhibit A —	Assets
Exhibit B —	Form of Series A Perpetual Convertible Preferred Stock Certificate of Designation of Preferences, Rights and Limitations

SCHEDULES

2.1(a)-1 (Leases)

2.1(a)-2 (Wells)

2.1(a)-3 (DSUs)

2.1(c) (Contracts)

2.1(h) (Records)

2.2 (Excluded Assets)

2.3 (Retained Liabilities)

3.2 (Allocation)

8.4 (Authorization for Expenditures)

8.5 (Contractual Restrictions)

8.6 (Litigation)

8.7 (Permits)

8.8 (Taxes)

8.9 (Environmental Matters)

8.10 (Preferential Purchase Rights)

8.11 (Material Contracts)

8.14 (Compliance with Laws)

8.16 (Certain Financial Obligations)

8.17 (Inactive Wells)

8.20 (Consents)

8.22 (Insurance)

10.1 (Maintenance of Assets)

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ASSET PURCHASE AND SALE AGREEMENT

This Asset Purchase and Sale Agreement (this “Agreement”) is entered into as of this 19th day of August, 2026, by and among REGER OIL, INC., a Nevada corporation (“Seller”), CALLAN POWER LLC, a Nevada limited liability company (“Buyer” or the “Company”), or its designated subsidiary, and CALLAN JMB INC., a Nevada corporation (“Callan”). Buyer, Callan and Seller are together referred to herein as the “Parties” and sometimes individually referred to as a “Party.”

RECITALS:

A.	Seller is the owner of a one hundred percent (100%) interest in certain leases, hydrocarbons in place, equipment, contracts, surface rights, and related records constituting Seller’s Williston Basin oil and gas portfolio, as more particularly described in Exhibit A hereto (collectively, the “Assets”).

B.	Seller desires to sell, transfer, convey and assign to Buyer all of Seller’s right, title and interest in and to the Assets, and Buyer desires to purchase and acquire such Assets from Seller, on the terms and conditions set forth herein.

C.	As partial consideration for the Assets, Callan, Buyer’s parent and sole member, shall cause to be issued to Seller shares of the Callan’s Series A Perpetual Convertible Preferred Stock, par value $0.001 per share (the “Preferred Stock”), having an aggregate stated value of Ten Million Dollars ($10,000,000) and the preferences, rights and limitations set forth in the Certificate of Designation of Preferences, Rights and Limitations attached hereto as Exhibit B (the “Certificate of Designation”)

D.	The Parties intend that this transaction constitute an asset purchase pursuant to a definitive purchase and sale agreement and is not a business acquisition for purposes of Regulation S-X promulgated by the U.S. Securities and Exchange Commission.

Now, therefore, in consideration of the mutual agreements contained in this Agreement, Buyer and Seller agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. In addition to the terms defined elsewhere herein, the following terms have the meanings ascribed to them below when used herein with initial capital letters:

(a) “Affiliate” means any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, another Person. The term “control” and its derivatives with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(b) “Asset Tax” means (i) any state or local personal or real property Tax relating to any portion of the Assets; and (ii) any state or local Tax that is based on or measured by the production of Hydrocarbons from the Assets or the receipt of proceeds therefrom, including any sales, use, value added, excise, severance, and ad valorem Taxes (but excluding any income Taxes, and any franchise, employment, labor, unemployment, or similar Tax).

(c) “Assignments and Bills of Sale” means the Assignments and Bills of Sale, in such form(s) as the Parties reasonably agree (which form(s) shall be consistent with this Agreement and shall contain no warranty of title other than the special warranty of Defensible Title by, through and under Seller contemplated by Section 6.2(a)), effecting the sale, transfer, conveyance and assignment of the Assets to Buyer.

(d) “Bodily Injury Claims” means Claims, Losses, Proceedings and Liabilities for physical injury to, or illness or death of, natural persons.

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(e) “Buyer Environmental Liabilities” means any and all Claims, Losses, and Liabilities (including any damage to, or destruction or loss or diminution in value of any property, and any costs and expenses for the modification, repair, or replacement of any facilities on the lands covered by the Leases), other than Retained Environmental Liabilities, arising out of or relating to the Assets, the condition, ownership, maintenance, or use of the Assets, or operations on or with respect to the Assets, by any Person, whether before, on, or after the Effective Date, to the extent: (i) arising under any past, present, or future Environmental Law or any Permit issued under any past, present, or future Environmental Law or other Law, including any violation, breach, or noncompliance with any Environmental Law or with any such Permit; (ii) arising out of or relating to the assessment, clean-up, removal, or other remediation of any Hazardous Material or other waste or materials of any kind that are subject to regulation under any Environmental Law; or (iii) arising out of or relating to any Release of Hazardous Materials or other contamination or pollution of the Environment.

(f) “Buyer Liabilities” means all Claims, Losses, Proceedings and Liabilities (known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due) to the extent with regard to, in respect of, arising out of or attributable to the Assets, including those relating to the condition, ownership, maintenance, or use of the Assets, or operations on or with respect to the Assets, arising or accruing after the Closing Date (including executory obligations under the Leases and other applicable Assets), but excluding in all cases (i) the Retained Liabilities and (ii) the Non-Asset Liabilities.

(g) “Certificate of Non-Foreign Status” means a FIRPTA certificate executed and delivered by Seller at the Closing.

(h) “Claim” means any notice, claim, demand, allegation, cause of action, chose in action, or other communication alleging or asserting Liability or seeking contribution, indemnification, cost recovery, or compensation for Losses or injunctive or other equitable relief.

(i) “Code” means the Internal Revenue Code of 1986, as amended.

(j) “DSU” means the proposed, established or hypothetical drilling, spacing or pooled units designated on Schedule 2.1(a)-3 formed by combining the Leases or portions thereof that include the lands described therein containing the Wells described in Schedule 2.1(a)-2.

(k) “Effective Date” means the date of the execution and delivery of this Agreement by the parties hereto.

(l) “Employee Benefit Plan” means an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act (ERISA), and any other bonus, incentive compensation, deferred compensation, profit-sharing, stock-option, stock-appreciation right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change in control, supplemental unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit, or welfare plan, and any other employee compensation or benefit plan, contract (including any collective bargaining agreement), policy, practice, commitment or understanding (whether qualified or non-qualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto.

(m) “Environment” means soil, land surface, or subsurface strata, surface waters, groundwaters, stream sediments, ambient and other air, atmosphere, plant and animal life, or other environmental medium or natural resource.

(n) “Environmental Laws” means any Law in effect as of the date of this Agreement relating to: (i) protection of human health or the Environment; (ii) Liability for or costs of Remediation or prevention of Releases of Hazardous Materials; (iii) Liability for or costs of any other actual or future threat to human health or the Environment; or (iv) any wrongful death, personal injury, or property damage that is caused by or related to the generation, handling, treatment, storage, disposal, transportation, exposure to, or the presence of a Hazardous Material, including the Comprehensive Environmental Response, Compensation and Liability Act, the Emergency Planning and Community Right to Know Act, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Solid Waste Disposal Act, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, the Safe Drinking Water Act, the Occupational Safety and Health Act, the Federal Water Pollution Control Act, the Oil Pollution Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Endangered Species Act, the National Environmental Policy Act, any analogous state or local laws, and all regulations promulgated pursuant to any of the foregoing.

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(o) [Intentionally Omitted]

(p) “Governmental Authority” means any federal, state, local, tribal, or foreign government, court of competent jurisdiction, administrative or regulatory body, agency, bureau, commission, governing body of any national securities exchange, or other governmental authority or instrumentality in any domestic or foreign jurisdiction, and any appropriate division of any of the foregoing.

(q) “Hazardous Material” means any: (i) petroleum, waste oil, crude oil, asbestos, urea formaldehyde, or polychlorinated biphenyl; (ii) waste, gas, or other substance or material that is explosive or radioactive; (iii) “hazardous substance,” “pollutant,” “contaminant,” “solid waste,” “hazardous waste,” “regulated substance,” “hazardous chemical,” or “toxic chemical” as designated, listed, or defined (whether expressly or by reference) in any statute, regulation, Environmental Law, or other Law (including the Comprehensive Environmental Response, Compensation and Liability Act and any other so called “superfund” or “superlien” Law and the respective regulations promulgated thereunder); (iv) other substance or material (regardless of physical form) that is subject to regulation under any Environmental Law or other Law that regulates or establishes standards of conduct in connection with, or that otherwise relates to, the protection of human health, plant life, animal life, natural resources, property, or the enjoyment of life or property from the presence in the Environment of any solid, liquid, gas, odor, noise, or form of energy; or (v) compound, mixture, solution, product, or other substance or material that contains any substance or material referred to in clause (i), (ii), (iii), or (iv) above.

(r) “Hydrocarbons” means crude oil, natural gas, casinghead gas, condensate, sulphur, natural gas liquids, plant products, and other liquid or gaseous hydrocarbons produced in association with the foregoing, including coalbed methane and gas and CO².

(s) [Intentionally Omitted].

(t) “Knowledge of Seller” means the actual conscious awareness of Michael Reger.

(y) “Law” means any federal, state, local, municipal, foreign, tribal, or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, proclamation, treaty, convention, rule, regulation, or decree, whether legislative, municipal, administrative, or judicial in nature, enacted, adopted, passed, promulgated, made, or put into effect by or under the authority of any Governmental Authority (including Environmental Laws).

(z) “Liability” means, with respect to any Person, any indebtedness or other liability or obligation of such Person of any kind, nature, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, in contract, tort, strict liability, or otherwise, including all costs and expenses relating to the foregoing.

(aa) “Loss” means, subject to Section 16.15, any actual loss, damage, injury, Liability, fine, sanction, penalty, Tax, charge, fee, cost (including costs incurred in settlement of any Proceeding), or expense (including any legal fees, expert fees, accounting fees, or advisory fees) of any kind or character.

(bb) “Material Adverse Effect” means any change, effect or circumstance that, individually or when taken together with all other such changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, has resulted in or is reasonably likely to result in a material adverse effect on the value, ownership or operation of the Assets, taken as a whole and as currently valued and owned as of the date of the Effective Date; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, in and of itself, arising out of or attributable to: (i) general economic conditions, political conditions or conditions generally affecting the industry in which Seller operates; (ii) any changes in financial, banking, securities or commodities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iii) acts of war (whether or not declared), armed hostilities or terrorism upon the United States, or the escalation or worsening thereof; (iv) any action expressly required by this Agreement or any action taken (or omitted to be taken) at the request or consent of Buyer; (v) any changes in applicable Laws or accounting rules, including GAAP, or the enforcement, implementation or interpretation of such Laws or rules; (vi) any natural or man-made disaster or acts of God; (vii) any failure by Seller to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); (viii) the announcement or other disclosure of the transactions to be consummated under, or as referenced in, this Agreement; or (ix) changes to the credit markets in general, including changes in interest rates or the availability of financing.

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(cc) “Material Contract” means any Contract: (i) that can reasonably be expected to result in aggregate payments or aggregate revenues of more than $500,000.00 during the current or any subsequent calendar year or $500,000.00 in the aggregate (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues); (ii) that is an indenture, mortgage, deed of trust, UCC financing statement, loan, financing, indebtedness, credit or sale-leaseback or similar Contract that creates a lien on all or any portion of the Assets; (iii) that constitutes a lease under which Seller is the lessor or the lessee of real or personal property which lease cannot be terminated by Seller without penalty upon sixty (60) days or less notice; (iv) that is an operating agreement, a farmout agreement, participation agreement, exploration agreement, development agreement, joint venture agreement, unitization agreement, pooling agreement, injection, repressuring or recycling agreement or other similar Contract; (v) that contains a call on production; (vi) between Seller and any Affiliate of Seller that will not be terminated prior to Closing; (vii) that contains or constitutes an existing area of mutual interest agreement or an agreement to enter into an area of mutual interest agreement in the future; or (viii) that includes non-competition restrictions or other similar restrictions on doing business; provided, further, that any event, occurrence, fact, condition or change referred to in clauses (i), (ii), (iii), (vi), or (ix) above shall be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably likely to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Assets relative to other participants in the oil and gas industry in the Williston Basin.

(dd) “Non-Asset Liabilities” means all Claims, Losses, Proceedings and Liabilities (known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due) only to the extent (i) not materially related to the condition, ownership, operation, maintenance, or use of the Assets or (ii) with regard to, in respect of, arising out of or attributable to (A) the Excluded Assets and any other assets of Seller or any of its Affiliates not included in the Assets; (B) current or former employees of Seller or its Affiliates including those related to Employee Benefit Plans; (C) ownership, operation, management, financing, or operation of Seller or any of its Affiliates; (D) the officers, directors, shareholders and other holders of rights or options in and to Seller or any of its Affiliates whether equity or debt; (E) Taxes of Seller or any of its Affiliates other than Asset Taxes; (F) violations of federal or state securities Laws and blue sky Laws by Seller or its Affiliates or any other claims relating to Seller’s securities; (G) bankruptcy of Seller or any of its Affiliates; (H) fraudulent transfers relating to the Assets or any other assets of Seller or its Affiliates; (I) any obligation or liability of Seller or any of its Affiliates to the extent not relating to the Assets; (J) actual (and not constructive) fraud by Seller or any of its Affiliates relating to claims made by a third party; (K) contracts and agreements other than the Leases and Contracts; or (L) any other Claims, Losses, Proceedings and Liabilities to the extent not related to the condition, ownership, operation, maintenance, or use of the Assets, or operations on or with respect to the Assets.

(ee) “Order” means any order, judgment, injunction, edict, decree, ruling, assessment, stipulation, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered, or otherwise put into effect by or under the authority of any court or other Governmental Authority or any arbitrator or arbitration panel.

(ff) “Permit” means any permit, license, certificate of authority, franchise, concession, registration, or similar qualification or authorization issued, granted, or given by or under the authority of any Governmental Authority.

(gg) “Permitted Encumbrances” means any one or more of the following described below or created or described in documents described below:

(i) The terms and conditions of the Leases and any lessors’ royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests and similar burdens in favor of Seller or a third party if the net cumulative effect of such terms, conditions and burdens (A) does not reduce the interest of Seller with respect to all Hydrocarbons produced from any Well or DSU and (B) is not reasonably expected to have a material effect on the exploration, development and production of the Assets;

(ii) All operating agreements, unit agreements, unit operating agreements, pooling agreements, pooling designations, if any, and Contracts (other than an indenture, mortgage, deed of trust, UCC financing statement, loan, financing, indebtedness, credit or sale-leaseback or similar Contract that creates a lien on all or any portion of the Assets) to the extent that such agreements (A) do not reduce the interest of Seller with respect to all Hydrocarbons produced from any Well and (B) individually, are not reasonably expected to have a material effect on the exploration, development and production of the Assets;

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(iii) All Orders and Permits to the extent the same (A) do not reduce the interest of Seller with respect to all Hydrocarbons produced from any Well or DSU, and (B) individually, are not reasonably expected to have a Material Adverse Effect on the exploration and development of the Asset;

(iv) Division orders and production sales contracts terminable without penalty upon no more than sixty (60) days’ notice to the purchaser;

(v) The Preferential Rights set forth on Schedule 8.10, and the Consents set forth on Schedule 8.20;

(vi) Materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for obligations that are not delinquent;

(vii) All rights to consent by, required notices to, filings with, or other actions by any Governmental Authority in connection with the sale or conveyance of oil and gas leases or interests therein;

(viii) Easements, rights-of-way, servitudes, Permits, surface leases and other rights in respect of surface operations that do not materially interfere with the oil and gas operations currently conducted on any Lease;

(ix) Liens arising under the Leases, operating agreements, unitization and pooling agreements and production sales contracts securing amounts not yet due or delinquent;

(x) Conventional rights of reassignment prior to release or surrender requiring notice to the holders of the rights;

(xi) Rights and interests of owners of any oil and gas interests in formations, strata, horizons, or depths other than those covered by the Leases;

(xii) Failure to record Leases issued by any Governmental Authority, or any assignments and transfers of such Leases, in the real property, conveyance, or other records of the county in which such Leases are located, provided that all subsequent instruments evidencing Seller’s chain of title to such Leases are recorded with the Governmental Authority that issued any such Lease and such failure to record is in compliance and not inconsistent with the rules and regulations of the Governmental Authority issuing such Lease;

(xiii) Defects based on or arising out of the failure of a Lease to hold a specified number of net acres after the primary term of such Lease expires after the Closing Date due to a retained acreage or partial termination provision, or any similar provision in the Lease providing that the Lease will terminate except for a limited number of acres around each producing well;

(xiv) Lack of division orders for any Lease or Well, or failure to obtain waivers of maintenance of uniform interest or similar provisions in operating agreements burdening assignments in Seller’s chain of title to the Lease unless there is a pending unresolved claim from a third party with respect to the failure to obtain such waiver;

(xv) Liens and encumbrances for current period Asset Taxes;

(xvi) All rights reserved to or vested in any Governmental Authority to control or regulate any of the Assets in any manner, and all applicable laws, rules and orders of any Governmental Authority;

(xvii) Any defects or irregularities which are based solely on a lack of information in Seller’s files, references to any document if a copy of such document is not in Seller’s files or of record, or the inability to locate an unrecorded instrument of which Buyer has constructive or inquiry notice by virtue of a reference to such unrecorded instrument in a recorded instrument, or a reference to an additional unrecorded instrument in such unrecorded instrument, if no claim has been made under such unrecorded instrument within the last twenty-five (25) years; and

(xviii) Except for purposes of Seller’s special warranty of Defensible Title in the Assignments and Bills of Sale, such other defects or irregularities of title or encumbrances as Buyer may have waived.

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(hh) “Permitted Title Irregularities” means the following minor defects in record title to the Assets; (i) any defect arising solely out of lack of survey or lack of metes and bounds descriptions, unless a survey or metes and bounds description is expressly required by applicable Law or is required for an adequate legal description; (ii) any defect in the chain of the title consisting of the failure to recite marital status in a document or omissions of succession or heirship proceedings, unless affirmative evidence shows that such failure or omission results in another party’s actual and superior claim of title to the Assets; (iii) any defect arising out of lack of corporate or entity authorization, unless affirmative evidence shows that such corporate or entity action was not authorized and results in another party’s actual and superior claim of title to the Assets; (iv) any defect arising by the failure to obtain verification of identity of people in a class, heirship, or intestate succession, unless affirmative evidence shows that such failure results in another party’s actual and superior claim of title to the Assets; (v) any defect arising out of or related to any tax sale or sheriff sale, including any failures or deficiencies of notice that occurred or were conducted more than twenty-five (25) years prior to the execution of this Agreement or for which no proceeding or cause of action is pending with any Governmental Authority where a third party has asserted a superior claim of title to the Assets; (vi) any lien, obligation, burden, or defect that has been cured by possession, passage of time or the applicable statute of limitations; (vii) any gap in the chain of title, unless such gap is confirmed by an abstract of title, title opinion, or landman’s title chain or runsheet; (viii) any lien, obligation, burden, or defect arising from expired oil and gas leases relating to the Lands that are not surrendered or released of record, unless an abstract of title, title opinion, or landman’s title chain or runsheet reflects a competing chain of title claimed by a third party; (ix) any lien, obligation, burden, or defect that affects only which Person has the right to receive royalty payment or payments from the proceeds of production and that does not affect the validity of the underlying Asset; or (x) the absence of any lease amendment, consent or ratification by any royalty interest or mineral interest holder authorizing the pooling of any leasehold interest, royalty interest, or mineral interest.

(ii) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(jj) [Intentionally Omitted]

(kk) [Intentionally Omitted]

(ll) “Proceeding” means any action, proceeding, litigation, suit, or arbitration (whether civil, criminal, administrative, or judicial in nature) commenced, brought, conducted, or heard before any Governmental Authority, arbitrator or arbitration panel.

(mm) “Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, or migration on or into the Environment.

(nn) “Representative” means, with respect to either Party, any director, officer, manager, employee, agent, consultant, advisor, or other representative of such Party, including legal counsel, accountants, lenders and financial advisors.

(oo) “Retained Environmental Liabilities” means all Claims, Losses, Proceeding and Liabilities (known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due) with regard to, in respect of, arising out of or attributable to (i) any fines or penalties under Environmental Law(s) assessed by any Governmental Authority against Seller in respect of the Assets prior to the Closing Date; or (iii) Bodily Injury Claims arising prior to the Closing Date out of or relating to any past or present environmental Releases, conditions or occurrences in, on or over the Assets or arising out of or relating to any past or present violation or noncompliance with any Environmental Law.

(pp) “Retained Liabilities” means all Claims, Losses, Proceedings and Liabilities (known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due) to the extent with regard to, in respect of, arising out of or attributable to (i) Asset Taxes to the extent allocated to Seller in Section 16.7(d); (ii) any Proceeding pertaining to the Assets pending before any Governmental Authority or arbitrator as of the Effective Date, including those set forth on Schedule 8.6; (iii) the Retained Environmental Liabilities; and (iv) all of obligations and liabilities of the Seller arising prior to the Closing Date (other than executory obligations under the Leases and other applicable Assets, which shall be Buyer Liabilities).

(qq) “Tax” or “Taxes” means any federal, state, local or tribal, income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), custom duties, capital stock, franchise, profits, withholding, social security (or similar excises), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

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ARTICLE II

SALE AND PURCHASE OF THE ASSETS

2.1 Acquired Assets. Subject to the terms and conditions of this Agreement, Seller agrees to sell, convey and deliver to Buyer, and Buyer agrees to purchase and acquire from Seller, all of Seller’s right, title and interest in and to the following (collectively, the “Assets”):

(a) except to the extent described on Schedule 2.2, all of (i) the leases listed on Exhibit A (the “Leases”), including the leasehold interests, mineral interests, royalty interests, overriding royalty interests, payments out of production, reversionary rights, contractual rights to development and/or production, and all other rights and interests relating thereto; (ii) any and all Hydrocarbons, water, CO2, disposal, injection or other wells located on the real property subject to the Leases ; (iii) all easements, rights of way, and other rights, privileges, benefits and powers with respect to the use and occupation of the surface of, and the subsurface depths under, the land covered by the Leases or the lands used in the operation thereof; (iv) all rights and interests in respect of any pooled or unitized acreage located in whole or in part within each Lease, including all Hydrocarbon production from the pool or unit allocated to any such Lease and all interests in any wells within the unit or pool associated with such Lease, regardless of whether such unit or pool production comes from wells located within or without the Leases; and (v) all rights and interests in the DSUs including all Hydrocarbon production from the pool or unit allocated to any such DSU and all interests in any wells within such DSU regardless of whether such production comes from wells located within or without the Leases;

(b) [Intentionally Omitted]

(c) except to the extent described on Schedule 2.2, and only to the extent assignable and applicable to the Assets, all licenses, servitudes, gas purchase and sale contracts (including interests and rights, if any, with respect to any prepayments, take-or-pay, buydown and buyout agreements) to the extent that the same pertain or relate to periods after the Closing Date, production sales contracts, farm-in agreements, farm-out agreements, bottom hole agreements, acreage contribution agreements, unit agreements, salt water disposal agreements, water injection agreements, well service agreements, gas balancing agreements, division orders, transfer orders, options, leases of equipment, joint venture agreements, pooling agreements, transportation agreements, rights-of-way and other contracts, agreements and rights which are owned or held by Seller or to which Seller is a party, in whole or in part, and which are appurtenant or relate to any Lease, Well or DSU (collectively, the “Contracts”);

(d) except to the extent described on Schedule 2.2, all of the real, personal and mixed property and facilities located in or on the Leases which is owned by Seller, in whole or in part, including field maintenance and communications systems related to the Leases and owned by Seller; SCADA system assets; temporary office buildings and the contents thereof; pipelines; gathering lines; field processing equipment; inventory and all other improvements used in the operation thereof (the “Related Assets”);

(e) to the extent assignable, all Permits, as well as any applications for the same, related exclusively to the Leases, Wells or DSUs or the use or operation thereof;

(f) except to the extent described on Schedule 2.2, all surface fee interests, easements, permits, licenses, servitudes, rights of way, surface leases, surface and subsurface use agreements, and other rights to use the surface estate, in each case to the extent appurtenant to and used or held primarily for use in connection with the ownership or operation of the Leases, Wells, or DSUs;

(g) [Intentionally Omitted.]

(h) except to the extent the same constitute or relate to any item, property, or interest described on Schedule 2.2, copies of all of Seller’s files, records, data and electronically stored information relating to the items described in subsections (a), (c), (d), (e) and (f) above, including title records (title opinions, division order title opinions and any title curative documents); surveys, maps and drawings; contracts; correspondence; and geological records and information; (except (i) to the extent the transfer, delivery or copying of such records are restricted by contract with a third party and such third party has not consented to the transfer, delivery or copying of such documents and (ii) (iii) records relating to the disposition, and copies of records relating to the acquisition, by Seller (or proposed disposition) of the Assets, including proposals received from or made to, and records of negotiation with, any Person, and any economic analyses associated therewith) (collectively, the “Records”);

(i) [Intentionally Omitted]

(j) [Intentionally Omitted]

(k) the field offices, man camps, mobile homes and associated real property held or used in connection with the Assets and any Related Assets located thereon, if any;

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(l) the office leases held or used in connection with the Assets and any Related Assets located thereon, if any;

(m) all Claims and causes of action, including any indemnity, bond, insurance or condemnation awards arising from acts, omissions or events or damage to or destruction of property, unpaid awards, other rights against third parties and claims for adjustments and refunds, but only to the extent attributable to any of the Buyer Liabilities or any period after the Effective Date, and excluding in all cases the same to the extent attributable to the Retained Liabilities or the Excluded Assets;

(n) all audit rights, counterclaims, crossclaims, offsets or defenses and similar rights, but only to the extent attributable to any of the Buyer Liabilities or any period after the Closing Date and excluding in all cases the same to the extent attributable to the Retained Liabilities or the Excluded Assets; and

(o) in the case of any Asset that is not legally transferable, a license or sub-license to use such Asset.

2.2 Excluded Assets. Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the purchase and sale contemplated herein, the following (collectively, the “Excluded Assets”):

(a) except to the extent relating to any Buyer Liabilities, all cash, accounts receivable or rights to payment accruing or attributable to any period before the Closing Date, including the right to any payments with respect to any royalties or net profits, the full benefit of all liens and security for such accounts or rights to payment, and all rights, Claims, refunds, causes of action, or choses in action relating to the foregoing;

(b) except to the extent relating to any Buyer Liabilities, all rights to any refund of Taxes or other costs or expenses borne by Seller or Seller’s predecessors in interest attributable to periods prior to the Closing Date, including amounts recoverable through audits with respect to periods prior to the Closing Date;

(c) all rights or interest of Seller in any intellectual property, industrial property, and other proprietary rights (or portion thereof), including any trademarks and trade names, other than the Records;

(d) all information entitled to legal privilege, including attorney work product and attorney-client communications (excluding title opinions), and information relating to the Excluded Assets;

(e) all studies related to reserve assessments and economic estimates and analyses;

(f) all records relating to the disposition, and copies of records relating to the acquisition, by Seller (or proposed disposition) of the Assets, including proposals received from or made to, and records of negotiation with, any Person, and any economic analyses associated therewith;

(g) all rights, interests, obligations and Liabilities in respect of any (i) futures trade, put option, synthetic put option, call option, or other arrangement relating to commodities entered into by a Person on any commodities exchange to hedge such Person’s exposure to or to speculate on commodity prices; and (ii) swap, collar, floor or other derivative transaction or hedging arrangement of any type or nature whatsoever in the over-the-counter derivatives market;

(h) all deposits, surety bonds, rights under any letters of credit, and collateral pledged to secure any Liability or obligation of Seller in respect of the Assets;

(i) except to the extent relating to any Buyer Liabilities, all rights under policies of insurance held by Seller or any of its Affiliates and claims under such policies, and all policies of insurance issued by Seller and its Affiliates;

(j) all guarantees, warranties and indemnities (other than the warranties and indemnities set forth in this Agreement or the Assignments and Bills of Sale) issued by or for the benefit of Seller or any of its Affiliates;

(k) Seller’s area-wide bonds, permits and licenses and other permits, licenses or authorizations used in the conduct of Seller’s business generally or Seller’s business other than the Assets;

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(l) except to the extent relating to any Buyer Liabilities, audit rights under operating agreements or other contracts or agreements with respect to periods before the Closing Date or in connection with any other Excluded Assets or Retained Liabilities (and Buyer will cooperate with Seller to facilitate Seller’s exercise of such rights);

(m) all rights, Claims, refunds, causes of action, or choses in action of Seller under this Agreement or any other agreement or instrument entered into or delivered in connection with this Agreement, or the transactions contemplated hereby or arising out of or relating to any of the other Excluded Assets;

(n) to the extent relating to the other Excluded Assets or any matter for which Seller owes indemnity to Buyer hereunder, all warranties and rights to indemnification recoverable from any third party;

(o) all proceeds from the settlement or disposition of any Claims, Proceedings, or disputes to the extent such proceeds relate to any other Excluded Assets;

(p) all rights, interests, and properties not described in Section 2.1 that are neither located in the State of North Dakota nor held or used in connection with the Assets; and

(q) those other items listed or described on Schedule 2.2.

2.3 Buyer Liabilities, Retained Liabilities and Non-Asset Liabilities.

(a) On the terms and subject to the conditions of this Agreement, upon and subject to the Closing, Buyer hereby assumes and agrees to timely and fully pay, perform and otherwise discharge, without recourse to Seller or its Affiliates, all of the Buyer Liabilities.

(b) Provided that the Closing occurs, Seller shall retain and agrees to timely and fully pay, perform and otherwise discharge, without recourse to Buyer or its Affiliates all of the Retained Liabilities and Non-Asset Liabilities.

2.4 “As Is, Where Is” Purchase. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, BUYER SHALL ACQUIRE THE ASSETS AND ASSUME THE BUYER LIABILITIES ON AN “AS IS, WHERE IS” AND “WITH ALL FAULTS” BASIS. BUYER HAS INSPECTED, OR WAIVED (AND UPON CLOSING SHALL BE DEEMED TO HAVE WAIVED) ITS RIGHT TO INSPECT, THE ASSETS FOR ALL PURPOSES AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, AND, EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, SHALL ASSUME ALL RISKS AND LIABILITIES THAT THERE MAY BE HAZARDOUS MATERIALS OR OTHER WASTE, TOXIC, HAZARDOUS, EXTREMELY HAZARDOUS, OR OTHER MATERIALS OR SUBSTANCES IN, ON OR UNDER THE ASSETS, OR THAT THE ASSETS HAVE ANY OTHER ADVERSE PHYSICAL CONDITIONS. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, FROM AND AFTER THE CLOSING, ALL RESPONSIBILITY AND LIABILITY RELATING TO ALL SUCH CONDITIONS, WHETHER KNOWN OR UNKNOWN, FIXED OR CONTINGENT, SHALL BE TRANSFERRED FROM SELLER TO BUYER, REGARDLESS OF WHEN THE LIABILITY OR RESPONSIBILITY AROSE.

ARTICLE III

PURCHASE PRICE

3.1 Purchase Price. The purchase price for the Assets shall be (a) 1,000 shares of Callan’s Preferred Stock having an aggregate stated value of $10,000,000.00 (the “Preferred Stock Consideration”), to be issued in accordance with the Certificate of Designation and (b) Two Million Dollars ($2,000,000.00) (the “Cash Consideration”}. The parties acknowledge and agree that the Cash Consideration shall be paid as provided in Section 4.4. The Preferred Stock Consideration and Cash Consideration are referred to herein collectively as the “Purchase Price.”

3.2 Allocation. The Purchase Price shall be allocated to the Assets as set forth on Schedule 3.2. Seller and Buyer agree that the values allocated to various portions of the Assets, which are set forth on Schedule 3.2 (singularly with respect to each item, the “Allocated Value,” and, collectively, the “Allocated Values”), shall be binding on Seller and Buyer. Seller and Buyer each agree to report the federal, state and local income and other Tax consequences of the transactions contemplated herein, and in particular to report the information required by Section 1060 of the Code and to prepare Form 8594 (Asset Acquisition Statement under Section 1060), in a manner consistent with the terms of this Agreement (including the allocation set forth on Schedule 3.2, the Post-Closing Adjustment Statement and the amounts of the Buyer Liabilities) and shall not take any position inconsistent therewith upon examination of any Tax return, in any refund claim, in any litigation, investigation or otherwise unless required to do so by applicable Law after notice to the other Party or with such other Party’s prior consent. Seller and Buyer agree that each shall furnish the other a copy of Form 8594 (Asset Acquisition Statement under Section 1060) proposed to be filed with the Internal Revenue Service by such Party or any Affiliate thereof within ten (10) days prior to the filing of such form with the Internal Revenue Service.

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ARTICLE IV

CLOSING

4.1 Closing. The sale and purchase of the Assets and the assumption of the Buyer Liabilities (the “Closing”) shall be held on or before September 22, 2026 or such other date as the parties may agree in writing (the “Closing Date”). The Closing will take place at the offices of Callan or at such other location as agreed among the parties.

4.2 Deliveries by Seller. At Closing, Seller shall deliver to Buyer:

(a) a certificate of an officer of Seller evidencing compliance with the conditions set forth in Section 12.1;

(b) the Assignments and Bills of Sale duly executed by Seller, including duly executed recordable counterparts for filing in the relevant individual counties where the Assets are located;

(c) a Certificate of Non-Foreign Status duly executed by Seller;

(d) the transfer orders (or letters in lieu thereof), if any, to be executed by Seller pursuant to Section 10.2;

(e) if required, change of operator forms executed by Seller and reasonably suitable for filing with applicable Governmental Authority;

(f) assignments of leases with any Governmental Authority duly executed by Seller pursuant to Section 10.6;

(g) if required, special warranty deeds for the conveyance of certain fee Assets as reasonably agreed to by the Parties, as duly executed by Seller; and

(h) Records, Contracts, Permits and governmental authorizations in accordance with Section 10.5.

4.3 Deliveries by Buyer. At Closing, Buyer and Callan shall deliver to Seller or Seller’s designee:

(a) evidence of a book-entry in the records of Callan’s transfer agent representing 1,000 shares of Preferred Stock, together with a copy of the Certificate of Designation duly filed with the Nevada Secretary of State;

(b) the Assignments and Bills of Sale duly executed by Buyer, including duly executed recordable counterparts for filing in the relevant individual counties where the Assets are located;

(c) a certificate of an officer of Buyer evidencing compliance with the conditions set forth in Section 13.1;

(d) if required, change of operator forms executed by Buyer and reasonably suitable for filing with applicable Governmental Authority;

(e) evidence, reasonably satisfactory to Seller, of Buyer’s compliance with Section 11.2, including copies of all bonds or letters of credit posted by Buyer and the acceptance thereof by applicable Governmental Authorities;

(f) if required, the transfer orders (or letters in lieu thereof) to be executed by Buyer pursuant to Section 11.4;

(g) if required, assignments of leases with any Governmental Authority duly executed by Buyer pursuant to Section 11.5;

(h) if required, special warranty deeds for the conveyance of certain fee Assets as reasonably agreed to by the Parties.

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4.4 Payment of Cash Consideration. Buyer shall pay the Cash Consideration to Seller on or before December 31, 2026, by wire transfer of immediately available funds to an account designated in writing by Seller.

4.5 Further Cooperation. At the Closing and thereafter as may be reasonably necessary, Seller, Buyer and Callan shall execute and deliver such other instruments and documents and take such other actions as may be reasonably necessary to evidence and effectuate the transactions contemplated by this Agreement. Any disclosure by Callan or Buyer regarding this Agreement or the transactions contemplated hereby shall be subject to Section 16.4; provided, that Callan may make disclosures required by applicable securities laws or Nasdaq listing rules, so long as Callan provides Seller with a reasonable opportunity to review and comment on each such disclosure in advance.

ARTICLE V

GOVERNANCE

5.1 Name. Within six (6) months after the Closing, Callan will cause the name of Buyer to be changed to “Reger Energy, LLC” or such other name as the Board of Directors shall determine and make such filings in the State of as Nevada necessary to effect such change.

5.2 Management. From the date of this Agreement to the Closing Date, the management of the Assets shall remain the responsibility of Seller. From the Closing Date on, subject to other retention and service arrangements that may then be in effect, Mr. Reger shall be appointed the President of the Buyer and be responsible for the overall management of Buyer.

5. 3 Callan Board. Promptly after the Closing Date, Callan’s Board of Directors will appoint Mr. Reger to such Board to fill the existing vacancy on Callan’s Board until the term for such Board seat expires. Upon or promptly after the Closing Date, Buyer shall cause a current Director of Callan to resign from the Callan Board and the holders of a majority of the Stated Value of the Preferred Stock shall nominate and elect a replacement to fill such vacancy, to serve until the expiration of the term for such seat in accordance with the Certificate of Designation; and Mr. Reger shall be considered to be the second appointee of the holders of the Preferred Stock under the Certificate of Designation.

ARTICLE VI

DUE DILIGENCE; TITLE MATTERS

6.1 General Access. From and after the date hereof until the Closing Date (or earlier termination of this Agreement), Seller shall afford Buyer and its Representatives reasonable access during normal business hours to the Assets, the Records, and all books, data, files, and information relating to the Assets, and shall furnish Buyer with such additional information concerning the Assets as Buyer may reasonably request. Buyer shall conduct its inspections and examinations in a manner that does not unreasonably interfere with Seller’s operations. Buyer shall maintain the confidentiality of all information obtained in connection with such access in accordance with Section 16.2. Buyer shall indemnify, defend and hold Seller harmless from any damage to the Assets or injury to persons caused by Buyer’s inspection activities (other than pre-existing conditions merely discovered by Buyer).

6.2 Seller’s Title.

(a) Seller hereby warrants that it has Defensible Title (as defined below) to all of the Assets and shall forever defend such Assets unto Buyer against every Person lawfully claiming the Assets or any part thereof, by, through or under Seller and not otherwise, but with full subrogation and substitution of Buyer in and to all covenants, representations and warranties of Seller’s predecessors in title. Except as provided in the immediately preceding sentence, all of Seller’s interests in the Assets are to be sold “AS IS” AND “WHERE IS” AND WITHOUT WARRANTY OF MERCHANTABILITY, CONDITION OR FITNESS FOR A PARTICULAR PURPOSE, EITHER EXPRESS OR IMPLIED. THE SPECIAL WARRANTY OF DEFENSIBLE TITLE DESCRIBED ABOVE IS THE EXCLUSIVE WARRANTY OF TITLE TO THE ASSETS BETWEEN BUYER AND SELLER AND IS IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES OF TITLE, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE. The documents to be executed and delivered by Seller to Buyer transferring the Assets to Buyer shall be consistent with this Agreement and substantially in the form set forth in Exhibit A.

(b) Buyer acknowledges and agrees that Seller cannot and does not covenant or warrant that Buyer or its Affiliate shall become successor operator of all or any portion of the Assets, since the Assets or portions thereof may be subject to unit, pooling, communization, operating or other agreements which control the appointment of a successor operator.

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6.3 Defensible Title. As used herein the term “Defensible Title” shall mean, subject to all Permitted Encumbrances and Permitted Title Irregularities, that title deducible of record or to the extent set forth on Schedule 2.1(a)-2, evidenced by the provisions of any joint, unit or other operating agreements or governmental orders relating to the Assets, that, although not constituting perfect or marketable title, can be successfully defended if challenged and is free and clear of any material defects, liens, encumbrances and irregularities, except for the Permitted Encumbrances and Permitted Title Irregularities.

6.4 Title Defect Notices. On or before the date that is thirty (30) calendar days following the Effective Date (the “Title Examination Period”), Buyer may deliver to Seller one or more written notices (each, a “Title Defect Notice”) setting forth any matters that Buyer asserts constitute defects in Seller’s Defensible Title to the Assets (each, a “Title Defect”). Each Title Defect Notice shall describe in reasonable detail: (a) the specific Asset or Assets affected by such Title Defect; (b) the nature of such Title Defect and the basis upon which Buyer asserts such Title Defect; (c) Buyer’s good faith estimate of the reduction in value of the affected Asset attributable to such Title Defect (the “Title Defect Value”); and (d) supporting documentation reasonably available to Buyer. Notwithstanding anything herein to the contrary, no matter shall constitute a Title Defect unless the Title Defect Value attributable thereto exceeds Fifty Thousand Dollars ($50,000) (net to Seller’s interest), and no matter arising from the same or substantially identical facts may be asserted more than once. Any matter that could constitute a Title Defect of which Buyer has Knowledge but fails to assert in a Title Defect Notice delivered on or before expiration of the Title Examination Period shall be deemed waived by Buyer for all purposes under this Agreement.

6.5 Rights and Remedies for Title Defects. (a) Upon receipt of a Title Defect Notice, Seller shall have thirty (30) days (the “Cure Period”) to cure, or to commence and diligently pursue the cure of, any Title Defect identified therein. (b) If Seller is unable to cure a Title Defect within the Cure Period, the Parties shall negotiate in good faith to resolve such Title Defect, and: (i) Buyer may, at its sole election, waive such Title Defect and proceed to Closing without adjustment to the Purchase Price; (ii) the Parties may agree to reduce the Purchase Price by an amount equal to the Title Defect Value attributable to such uncured Title Defect; or (iii) Buyer may elect to exclude the affected Asset from the transactions contemplated by this Agreement and reduce Purchase Price by the Allocated Value of such excluded Asset. (c) Notwithstanding the foregoing, if the aggregate Title Defect Values of all uncured Title Defects (after giving effect to any agreed-upon Purchase Price reductions and Asset exclusions) exceed fifteen percent (15%) of the Purchase Price, Buyer may, at its sole election, terminate this Agreement by written notice to Seller, in which event neither Party shall have any further obligation to the other hereunder except as expressly provided in Section 14.3.

ARTICLE VII

ENVIRONMENTAL ASSESSMENT

7.1 Environmental Site Assessments. Seller shall make available to Buyer copies of all Phase I and Phase II Environmental Site Assessments and other third-party environmental reports relating to the Assets that are in Seller’s possession or control. Buyer may, at Buyer’s sole cost and expense, obtain such additional Phase I Environmental Site Assessments as Buyer deems appropriate, subject to and in accordance with Section 7.2; provided, that no sampling, boring or other invasive testing shall be conducted without Seller’s prior written consent, not to be unreasonably withheld.

7.2 Independent Environmental Inspection. During the period commencing on the date hereof and ending thirty (30) calendar days thereafter (the “Environmental Diligence Period”), Buyer shall have the right, at Buyer’s sole discretion and at Buyer’s cost, to conduct or cause to be conducted independent environmental inspections, investigations, samplings, testings and assessments of the Assets, including soil borings, groundwater monitoring, and other subsurface investigations. Buyer shall provide Seller with no less than forty-eight (48) hours prior written notice before conducting any such inspection or investigation. Seller shall provide Buyer and its Representatives with reasonable access to the Assets for purposes of conducting such inspections and investigations.

7.3. Notice of Environmental Defects. On or before the date that is thirty (30) calendar days following Effective Date, Buyer may deliver to Seller one or more written notices (each, an “Environmental Defect Notice”) setting forth any matters that Buyer reasonably believes constitute environmental defects affecting the Assets (each, an “Environmental Defect”). Each Environmental Defect Notice shall describe in reasonable detail: (a) the nature of the alleged Environmental Defect; (b) the specific Assets affected thereby; (c) Buyer’s good faith estimate of the cost to remediate such Environmental Defect to applicable regulatory standards (the “Environmental Defect Value”); and (d) supporting documentation reasonably available to Buyer. An “Environmental Defect” means any condition of contamination, pollution or Release of Hazardous Materials at, on, under or migrating from the Assets that (i) violates or is not in compliance with any applicable Environmental Law, (ii) requires Remediation or other response action under any Environmental Law, or (iii) gives rise to any material Liability under any Environmental Law. Notwithstanding anything herein to the contrary, no matter shall constitute an Environmental Defect unless the Environmental Defect Value attributable thereto exceeds Fifty Thousand Dollars ($50,000) (net to Seller’s interest).

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7.4 Remedies for Environmental Defects. Upon receipt of an Environmental Defect Notice, the Parties shall negotiate in good faith regarding the Environmental Defects identified therein. With respect to any Environmental Defect that is not disputed by Seller or that is otherwise finally determined to constitute an Environmental Defect: (a) Buyer may elect to waive such Environmental Defect and proceed to Closing without adjustment; (b) the Parties may agree to reduce the Purchase Price by the Environmental Defect Value attributable to such Environmental Defect; or (c) Buyer may elect to exclude the affected Assets from the transaction and reduce the Purchase Price by the Allocated Value of such excluded Assets. Notwithstanding the foregoing, if the aggregate Environmental Defect Values of all uncured Environmental Defects exceed fifteen percent (15%) of the Purchase Price, Buyer may, at its sole election, terminate this Agreement by written notice to Seller, in which event neither Party shall have any further obligation to the other hereunder except as expressly provided in Section 14.3.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants as follows:

8.1 Status of Formation. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

8.2 Authority. Seller has the requisite corporate power and authority to enter into this Agreement, to carry out the transactions contemplated hereby, to transfer the Assets in the manner contemplated by this Agreement, and to undertake all of the obligations of Seller set forth in this Agreement. The execution, delivery and performance of this Agreement by Seller, and the transactions contemplated hereby, will not (a) violate any provision of Seller’s certificate of incorporation or bylaws; (b) conflict with, breach or result in a material default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration of any of the terms, conditions or provisions or any material note, bond, mortgage, indenture or agreement to which Seller is a party or by which Seller or any of the Assets are bound; (c) violate any judgment, order, ruling or decree applicable to Seller; or (d) violate any Law.

8.3 Validity of Obligations. The execution, delivery and performance of this Agreement, and the performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Seller, including, without limitation, approval by Seller’s board of directors and lenders. This Agreement has been duly executed and delivered by Seller, and any documents or instruments to be executed and delivered by Seller at Closing will be duly executed and delivered by Seller. This Agreement and any documents or instruments delivered by Seller at the Closing shall constitute legal, valid and binding obligations of Seller, enforceable in accordance with their terms.

8.4 Authorizations for Expenditures. Except as set forth on Schedule 8.4, with respect to agreements relating to the Assets, there are no outstanding calls or payments in excess of $50,000.00 (net to Seller’s interest) under authorizations for expenditures for payments relating to the Assets which are due or which Seller has committed to make and which have not been made.

8.5 Contractual Restrictions. Except as set forth on Schedule 8.5, Seller has not entered into, and the Assets are not otherwise subject to, any contracts for the sale or transportation of production not cancelable on greater than thirty (30) days’ notice or received prepayments, take-or-pay arrangements, buydowns, buyouts for Hydrocarbons, or storage of the same relating to the Assets which Buyer shall be obligated to honor and make deliveries of Hydrocarbons or pay refunds of amounts previously paid under such contracts or arrangements.

8.6 Litigation. Except as set forth on Schedule 8.6, there is no Proceeding pending or, to the Knowledge of Seller, threatened, relating to the Assets or Seller’s ownership or operation thereof.

8.7 Permits. With respect to Assets for which Seller is the operator, except as set forth on Schedule 8.7, Seller (a) has acquired all Permits from appropriate Governmental Authorities to conduct operations on the Assets in material compliance with applicable Laws; and (b) is in compliance in all material respects with all such Permits.

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8.8 Taxes. Except as set forth on Schedule 8.8, with respect to the Assets, on and for all periods prior to Closing: (a) Seller has filed all Asset Tax returns required to be filed by Seller, (b) all Asset Taxes shown to be due on such returns have been paid, (c) there is no material dispute or Claim concerning any Asset Tax liability of Seller claimed or raised by any Tax authority in writing, and (d) none of the Assets are subject to any tax partnership agreement or provisions requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute.

8.9 Environmental Laws. Except as set forth on any of Schedules 8.6, 8.7 or 8.9 (collectively, “Disclosed Environmental Matters”), as of the date of this Agreement, with respect to the Assets operated by Seller, and to the Knowledge of Seller with respect to the Assets not operated by Seller, the Assets have been operated in compliance in all material respects with all applicable Environmental Laws. To the Knowledge of Seller, there are no Hazardous Materials present in quantities or concentrations at, on, or under the Assets and there has been no release of Hazardous Materials at, under, in, or from the Assets which applicable Environmental Laws would require reporting to a Governmental Authority or which would result in an obligation to conduct Remediation or other response at any such Assets under any Environmental Law, any Permit, or under any environmental provisions of Leases or Contracts. Seller has made available or will make available to Buyer complete and correct copies of all material environmental site assessment reports and studies, audits, analyses and correspondence regarding environmental matters relating to the Assets that are in the possession or control of Seller or its Affiliates. To the Knowledge of Seller, there are no existing material Liabilities that would constitute Buyer Environmental Liabilities.

8.10 Preferential Purchase Rights. Except as set forth on Schedule 8.10, none of the Assets, or any portion thereof, is subject to any preferential rights to purchase applicable to the transactions contemplated by this Agreement (“Preferential Rights”).

8.11 Material Contracts.

(a) Schedule 2.1(c) sets forth all Material Contracts relating to the Assets.

(b) Neither Seller nor, to the Knowledge of Seller, any third party is in default, in each case in any material respect under any Lease or Material Contract, nor, to the Knowledge of Seller, does there exist any event or condition that, upon giving of appropriate notice or the lapse of time, would constitute a default in any material respect or entitle any party to a Lease or Material Contract to terminate such Lease or Material Contract. As of the date of this Agreement, Seller has made available to Buyer copies of all Leases and Material Contracts.

8.12 Broker’s Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller for which Buyer or any Affiliate of Buyer shall have any responsibility.

8.13 Bankruptcy Proceedings. There are no bankruptcy, reorganization, insolvency or receivership actions pending, being contemplated by, or, to the Knowledge of Seller, threatened against Seller.

8.14 Compliance with Laws. Except as set forth in Schedule 8.9 or 8.14, to the Knowledge of Seller, the Assets have been operated in compliance in all material respects with applicable Laws.

8.15 [Intentionally Omitted]

8.16 Certain Financial Obligations. Except as set forth on Schedule 8.16, to the Knowledge of Seller, there are no material subsisting defaults as to payments to be made under Leases or Material Contracts (other than in cases where Seller has a good faith defense or basis for offset, which defense or basis is set forth in the applicable Schedule).

8.17 Inactive Wells. To the Knowledge of Seller, except as set forth and annotated on Schedule 8.17, there are no shut-in or otherwise inactive wells located on the Leases or on lands pooled or unitized therewith except for wells that have been properly plugged and abandoned.

8.18 Certain Expenses. Except as set forth on the Schedules hereto, there are no material subsisting defaults as to payments of expenses and liabilities relating to the ownership or operation of the Assets (other than in cases where Seller has a good faith defense or basis for offset, which defense or basis is set forth in the applicable Schedule).

8.19 Related Assets. To the Knowledge of Seller, each material Related Asset is in reasonable operating condition, ordinary wear and tear excepted, and is adequate for its current use.

8.20 Consents. Except (a) as set forth in Schedule 8.20, (b) consents and approvals from Governmental Authorities for the assignment of the Assets (or the operation thereof) that are customarily obtained after such assignment, (b) for Contracts that are terminable upon sixty (60) days or less notice without payment of any fee and (c) for Preferential Rights, there are no material requirements for consents or approvals from any third party that Seller is required to obtain in connection with the transfer of the Assets by Seller to Buyer or the consummation of the transactions contemplated by this Agreement by Seller (each, a “Consent”).

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8.21 [Intentionally Omitted]

8.22 Insurance. Schedule 8.22 sets forth a list of all insurance policies maintained by or for the benefit of Seller with respect to the Assets. All premiums due on such insurance policies have either been paid or, if not yet due, accrued. All such insurance policies are in full force and effect and enforceable in accordance with their terms. Seller is not in default under, and has not otherwise failed to comply with, any material provision contained in any such insurance policy.

8.23 Access. None of the Leases are subject to any restrictions on use of the surface in connection with operations that would materially affect such use or operations. Seller has a legal right of access to all of the Leases as would allow the use of any of the Assets for the purposes for which such Asset is currently owned and operated.

8.24 Records. To the Knowledge of Seller, the Records are current, accurate and complete in all material respects. The Records have been maintained in accordance with ordinary and customary industry standards in the domestic oil and gas industry, and all accounting records relating to the Assets have been prepared in accordance with ordinary and customary industry standards in the domestic oil and gas industry.

8.25 [Intentionally Omitted]

8.26 [Intentionally Omitted]

8.27 Casualty. Since the Effective Date, there have been no acts of God having a direct impact on the Assets, including volcanic eruptions, lightning, earthquake, wind, storm, flood or drought, or fire, explosion, condemnation, or exercise of any right of eminent domain (a “Casualty”). A Casualty does not include depletion due to normal production and depreciation, failure of equipment or casing, or loss of ability to profitably market Hydrocarbons.

8.28 Scope of Representations of Seller. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE CASE OF FRAUD, SELLER DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENTS OR COMMUNICATIONS (ORALLY OR IN WRITING) TO BUYER, INCLUDING ANY INFORMATION CONTAINED IN ANY OPINION, INFORMATION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO CALLAN AND BUYER BY ANY EMPLOYEE, OFFICER, DIRECTOR, AGENT, CONSULTANT, ENGINEER OR ENGINEERING FIRM, TRUSTEE, REPRESENTATIVE, PARTNER, MEMBER, BENEFICIARY, STOCKHOLDER, AFFILIATE OR CONTRACTOR OF SELLER WHEREVER AND HOWEVER MADE, INCLUDING THOSE MADE IN ANY DATA ROOM OR INTERNET SITE AND ANY SUPPLEMENTS OR AMENDMENTS THERETO OR DURING ANY NEGOTIATIONS WITH RESPECT TO THIS AGREEMENT. ANY AND ALL DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION, AND OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED BY SELLER OR OTHERWISE MADE AVAILABLE OR DISCLOSED TO BUYER IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY ARE PROVIDED TO CALLAN AND BUYER AS A CONVENIENCE AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST SELLER, AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT CALLAN”S AND BUYER’S SOLE RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER MAKES NO, AND HEREBY DISCLAIMS ANY, WARRANTY OR REPRESENTATION, EXPRESS, STATUTORY OR IMPLIED, AS TO (i) THE PRESENCE, QUALITY AND QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE ASSETS, INCLUDING SEISMIC DATA AND SELLER’S INTERPRETATION AND OTHER ANALYSIS THEREOF; (ii) THE ABILITY OF THE ASSETS TO PRODUCE HYDROCARBONS, INCLUDING PRODUCTION RATES, DECLINE RATES AND RECOMPLETION OPPORTUNITIES; (iii) PAYOUT ACCOUNT INFORMATION, ALLOWABLES, OR OTHER REGULATORY MATTERS; (iv) THE PRESENT OR FUTURE VALUE OF THE ANTICIPATED INCOME, COSTS OR PROFITS, IF ANY, TO BE DERIVED FROM THE ASSETS; (v) ANY PROJECTIONS AS TO EVENTS THAT COULD OR COULD NOT OCCUR; AND (vi) THE TAX ATTRIBUTES OF ANY ASSET.

8.29 Undisclosed Liabilities. Except as set forth in the Schedules hereto, to the Knowledge of Seller there are no Liabilities of Seller relating to the Assets other than (i) Liabilities reflected or reserved against in the books and records of Seller, (ii) Liabilities incurred in the ordinary course of business since the Effective Date, and (iii) Liabilities that are not, individually or in the aggregate, material.

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8.30 No Other Agreements. Seller is not a party to or bound by any material written agreement relating to the Assets that has not been disclosed to Buyer in writing or made available in the data room.

8.31 [Intentionally Omitted].

8.32 [Intentionally Omitted]

8.33 No Material Misstatement. No representation or warranty of Seller contained in this Agreement, and no statement contained in any Schedule, certificate, or other document furnished or to be furnished to Buyer pursuant hereto, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES OF BUYER AND CALLAN

Buyer and Callan jointly and severally represent and warrant as follows:

9.1 Status of Formation. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada. Buyer is, or by Closing will be, duly qualified to do business in the State of Texas and such other States necessary to develop the Assets. Callan is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and is duly qualified to do business in the State of Texas.

9.2 Authority. Each of Buyer and Callan has the requisite power and authority to enter into this Agreement, to carry out the transactions contemplated hereby and to undertake all of the obligations of Buyer and Callan set forth in this Agreement. The execution, delivery and performance of this Agreement by Buyer and Callan, and the transactions contemplated hereby, will not (a) violate any provision of the limited liability agreement, articles of incorporation, bylaws or other organizational documents of Buyer or Callan; (b) conflict with, breach or result in a material default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration of any of the terms, conditions or provisions or any material note, bond, mortgage, indenture or agreement to which Buyer or Callan is a party or by which Buyer or Callan is bound; (c) violate any judgment, order, ruling or decree applicable to Buyer or Callan; or (d) violate any applicable law.

9.3 Validity of Obligations. The execution, delivery and performance of this Agreement, and the performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary action on the part of Buyer and Callan, including, without limitation, approval by Buyer’s or Callan’s managers or directors. This Agreement has been duly executed and delivered by each of Buyer and Callan, and any documents or instruments to be executed and delivered by Buyer or Callan at Closing will be duly executed and delivered by Buyer or Callan, as the case may be. This Agreement and any documents or instruments delivered by Buyer or Callan at Closing shall constitute legal, valid and binding obligations of Buyer or Callan, as the case may be<, enforceable in accordance with their terms.

9.4 Qualification and Bonding. Buyer is, or by Closing will be, and thereafter will continue to be qualified to own any federal or state oil and gas leases that constitute part of the Assets.

9.5 Non-Security Acquisition. Buyer intends to acquire the Assets for its own benefit and account and is not acquiring said Assets with the intent of distributing fractional undivided interests thereof such as would be subject to regulation by federal or state securities Laws, and that if, in the future, it should sell, transfer or otherwise dispose of said Assets or fractional undivided interests therein, it will do so in compliance with any applicable federal and state securities Laws.

9.6 Evaluation. Buyer has, or by Closing will have, made its own independent investigation, analysis and evaluation of the Assets, the Buyer Liabilities and the transactions contemplated by this Agreement (including Buyer’s own estimate and appraisal of the extent and value of Seller’s Hydrocarbon reserves attributable to the Assets and an independent assessment and appraisal of the environmental risks and liabilities associated with the acquisition of the Assets). In entering into this Agreement and consummating the transactions contemplated hereby, Buyer has relied, and will rely, solely upon Seller’s representations contained in this Agreement and its own independent investigation, verification, analysis and evaluation of the Assets and has not relied on any representations or warranties by Seller other than those expressly set forth in this Agreement.

9.7 Validity of Consideration. The shares of Preferred Stock to be issued to Seller as the Purchase Price have been duly authorized by Callan, and when issued and delivered in accordance with this Agreement and the Certificate of Designation, will be validly issued, fully paid and nonassessable, and free and clear of all liens, claims and encumbrances (other than restrictions on transfer under applicable securities laws).

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9.8 Capitalization. Callan has sufficient authorized but unissued shares of preferred stock to issue the Preferred Stock Consideration, and sufficient authorized but unissued shares of common stock to satisfy the conversion rights of the Preferred Stock in full. Upon conversion of the Preferred Stock in accordance with its terms, Callan’s common stock issued thereunder will be validly issued, fully paid and non-assessable.

9.9 Broker’s Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or Callan for which Seller or any Affiliate of Seller shall have any responsibility.

9.10 SEC Reports; Financial Statements. Callan has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the Exchange Act following Callan’s initial public offering (collectively, the “SEC Reports”). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Callan included in the SEC Reports were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis and fairly present in all material respects the financial position of Callan as of the dates thereof and its results of operations and cash flows for the periods then ended. Since the date of the most recent balance sheet included in the SEC Reports, there has been no event, occurrence or development that has had, or would reasonably be expected to have, a material adverse effect on the business, assets, financial condition or results of operations of Callan and its subsidiaries, taken as a whole.

9.11 Listing and Maintenance Requirements. The Callan common stock is listed on the Nasdaq Stock Market, and Callan is in compliance in all material respects with the applicable listing and corporate governance rules of the Nasdaq Stock Market. Callan has not received any notice of deficiency, noncompliance or delisting from the Nasdaq Stock Market that has not been publicly disclosed by filing a Form 8-K with the SEC. Except for the stockholder approval contemplated by Section 11.7 and the filing of the Certificate of Designation with the Nevada Secretary of State, no consent or approval of the stockholders of Callan or of any Governmental Authority is required in connection with the execution and delivery of this Agreement or the issuance of the Preferred Stock Consideration or the shares of common stock issuable upon conversion thereof.

9.12 Litigation; Liabilities. There is no Proceeding pending or, to the knowledge of Buyer and Callan, threatened against Buyer or Callan that would reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement or that would reasonably be expected to have a material adverse effect on Callan. Neither Buyer nor Callan has any material Liabilities other than as disclosed in the SEC Reports.

ARTICLE X

CERTAIN AGREEMENTS OF SELLER

Seller agrees and covenants that, unless Buyer shall have otherwise agreed in writing, the following provisions shall apply:

10.1 Maintenance of Assets. Except as set forth on Schedule 10.1, Seller has, from the Effective Date through the Closing:

(a) Preserved and administered the Assets in a non-discriminatory fashion in the ordinary course of Seller’s business and prudent industry practice;

(b) Not introduced any new methods of management or accounting with respect to any or all of the Assets;

(c) [Intentionally Omitted]

(d) [Intentionally Omitted]

(e) Not voluntarily abandoned any of the Wells other than as commercially reasonable or as required pursuant to the terms of a Lease or by regulation;

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(f) Not, without the prior written consent of Buyer (which consent shall be totally within Buyer’s discretion), (i) entered into any agreement or arrangement transferring, selling or encumbering any of the Assets (other than in the ordinary course of business, including ordinary course sales of production or pursuant to any agreements existing on the date hereof); (ii) granted any preferential right or other right to purchase or agreed to require the consent of any party not otherwise required to consent to the transfer and assignment of the Assets to Buyer; (iii) entered into any new sales contracts or supply contracts which cannot be cancelled upon thirty (30) days prior notice; (iv) incurred or agreed to incur any contractual obligation or liability (absolute or contingent) with respect to the Assets except as otherwise provided herein (including ordinary course sales of production, inventory or salvage or with respect to any Assets with a value less than $50,000 (net to Seller’s interest) or pursuant to any disclosed authorizations for expenditures covering the Assets); (v) terminated any insurance policies covering any of the Assets; (vi) or removed any of the Related Assets from any Lease (except to move such Related Asset to another Lease); and

(g) To the extent within the Knowledge of Seller, promptly provided Buyer with written notice of (i) any Claims, Proceedings or other occurrences which affect the Assets in any material respect; or (ii) any proposal from a third party to engage in any material transaction (e.g., a farmout) with respect to the Assets.

10.2 Transfer Orders. Seller shall prepare and execute as of the Closing Date, in a form reasonably acceptable to Buyer, all necessary or appropriate transfer orders (or letters in lieu thereof) relating to the Assets designating Buyer as the appropriate party for payment from and after the Closing.

10.3 [Intentionally Omitted.]

10.4 Records and Contracts. Seller shall have the right, at its sole cost and risk, to make and retain copies of the Records and Contracts as Seller may desire prior to the delivery of the Records and Contracts to Buyer. Buyer, for a period of two (2) years after the Closing Date (or for such longer period as corresponds to an applicable statute of limitations, as may have been extended by a relevant Governmental Authority), shall make available to Seller (at the location of such Records and Contracts in Buyer’s organization and during normal business hours) access to the Records and Contracts upon written request of Seller. In the event there are Records and Contracts that apply to both Assets and Excluded Assets, Seller may retain the originals of such Records and Contracts and provide copies thereof to Buyer.

10.5 Delivery of Assets. All tangible personal property included in the Assets, including Records, Contracts and Permits (or completed applications therefor, if applicable), shall be made available by Seller on the Closing Date at their existing locations, unless otherwise agreed to in writing by the Parties.

10.6 Delivery of Lease Assignments. Seller shall at the Closing execute and deliver to Buyer all assignments of leases with any Governmental Authority relating to or included in the Assets.

10.7 [Intentionally Omitted]

10.8 Cooperation. Seller shall use commercially reasonable efforts to (a) assist Buyer in carrying out the obligations of Buyer pursuant to ARTICLE XI and (b) satisfy the conditions to Closing set forth in ARTICLE XII.

10.9 [Intentionally Omitted]

10.10 Consents. Without limiting the representation contained in Section 8.20, Seller agrees that, promptly after executing this Agreement, it will (i) use reasonable efforts to identify all Consents applicable to the transaction contemplated hereby, and the names and addresses of such parties holding the same, and (ii) send to each such holder a notice seeking such holder’s consent to the transactions contemplated hereby.

10.11 [Intentionally Omitted.]

10.12 Reporting. From and after the date hereof until the Closing Date, Seller shall provide Buyer with all requested financial reports relating to the Assets within ten (10) days of month end, including, but not limited to, revenues, lease operating expenses, and capital expenditures.

ARTICLE XI

CERTAIN AGREEMENTS OF BUYER

Buyer agrees and covenants that, unless Seller shall have consented otherwise in writing, the following provisions shall apply:

11.1 [Intentionally Omitted]

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11.2 Bonds, Letters of Credit and Guarantees. Buyer shall post the necessary bonds, or letters of credit and guarantees as required by any applicable Governmental Authorities, at Closing, or, if after reasonable efforts Buyer is unable to post such bonds, letters of credit or guarantees at Closing, as soon as reasonably possible after Closing, and Buyer shall provide Seller with a copy of same, and provide proof satisfactory to Seller that all applicable Governmental Authorities have accepted such bonds, letters of credit and/or guarantees as sufficient assurance to cover the plugging of all Wells and related matters. Further, Buyer shall provide to Seller copies of the approval by any applicable Governmental Authorities concerning change of operatorship of the Wells. Promptly following Closing, but, as to operator bonds, letters of credit or guarantees for Assets operated by Seller, in no event later than the transfer of operatorship of such Assets, Buyer shall obtain, or cause to be obtained in the name of Buyer, replacements for such bonds, letters of credit and guarantees as necessary to permit the cancellation of the bonds, letters of credit and guarantees posted by Seller. From and after Closing, Buyer shall indemnify Seller or its relevant Affiliate against all amounts incurred by Seller or its relevant Affiliate under such bonds, or letters of credit and guarantees of Seller that are not replaced by Buyer at or prior to Closing.

11.3 Seller’s Logos. At Seller’s written request, Buyer shall promptly cover or cause to be covered by decals or new signage any names and marks used by Seller, and all variations and derivatives thereof and logos relating thereto, from the Assets and shall not thereafter make any use whatsoever of such names, marks and logos without the written permission of Seller.

11.4 Transfer Orders. Buyer shall execute as of the Closing Date all necessary or appropriate transfer orders (or letters in lieu thereof) relating to the Assets designating Buyer as the appropriate party for payment from and after the Closing.

11.5 Delivery of Lease Assignments. Buyer shall at the Closing execute and deliver to Seller all assignments of leases with any Governmental Authority relating to or included in the Assets.

11.6 Cooperation. Buyer shall use commercially reasonable efforts to (a) assist Seller in carrying out the obligations of Seller pursuant to ARTICLE X, and (b) satisfy the conditions to Closing set forth in ARTICLE XIII.

11.7 Stockholder Approval; Listing; Share Reservation. Prior to the Closing Date, Callan shall obtain the approval of its stockholders, in accordance with the applicable rules of the Nasdaq Stock Market (including Nasdaq Listing Rules 5635(a) and 5635(d), to the extent applicable), of the issuance of the Preferred Stock Consideration and of all shares of common stock issuable upon conversion thereof. Callan shall use its commercial best efforts to maintain the listing of the common stock on the Nasdaq Stock Market and shall at all times reserve and keep available a number of authorized but unissued shares of common stock sufficient to permit the conversion in full of the Preferred Stock Consideration (without regard to any limitation on conversion contained in the Certificate of Designation).

ARTICLE XII

CONDITIONS PRECEDENT TO OBLIGATION OF BUYER AND CALLAN

The obligations of Buyer and Callan to consummate the Closing are subject to the satisfaction (or waiver by Buyer) of each of the following conditions:

12.1 Representations and Warranties; Covenants. (a) All representations and warranties of Seller contained in this Agreement (other than the representations and warranties contained in Sections 8.1 (Formation), 8.2 (Authority) and 8.3 (Validity of Obligations) shall be true and correct in all material respects, as if such representations and warranties were made as of the Closing Date (except for those representations or warranties that are expressly made only as of another specific date, which representations and warranties shall be true and correct in all respects as of such other date) except for the failure of such representations and warranties to be so true and correct, when taken as a whole, as would not have a Material Adverse Effect; and (b) Seller shall have performed in all material respects all covenants and agreements required by this Agreement to be performed by Seller at or prior to the Closing; and (c) Seller shall have delivered to Buyer a certificate of an officer of Seller, dated the Closing Date, confirming the foregoing.

12.2 Seller Closing Deliverables. Seller shall be ready, willing and able to deliver to Buyer at the Closing the documents and items required to be delivered by Seller under Section 4.2.

12.3 No Litigation. No suit, action or other proceeding shall be pending before any court or Governmental Authority which attempts to prevent the occurrence of the transactions contemplated by this Agreement.

12.4 Releases. Except for any Permitted Encumbrances or Permitted Title Irregularities, Seller shall be ready, willing and able to deliver to Buyer at the Closing executed complete releases in form and substance reasonably satisfactory to Buyer of all indentures, mortgages, deeds of trust, bonds, UCC financing statements, loans, financings, liens and similar Contracts encumbering the Assets, in each case, solely to the extent securing obligations for borrowed money.

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12.5 Title Diligence. Buyer shall have completed its title diligence on the Assets to its reasonable satisfaction, subject to Seller’s customary right to cure any title defects within thirty (30) days following written notice thereof from Buyer. In the event of a failure of Defensible Title to a material portion of the Assets that Seller is unable or unwilling to cure within such cure period, Buyer shall have the right to terminate this Agreement upon written notice to Seller.

ARTICLE XIII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

The obligations of Seller to consummate the Closing are subject to the satisfaction (or waiver by Seller) of each of the following conditions:

13.1 Representations and Warranties; Covenants. (a) All representations and warranties of Buyer and Callan contained in this Agreement shall be true and correct in all respects, or, if any such representation or warranty is not expressly qualified by “materiality,” then in all material respects, as of the Closing, as if such representations and warranties were made as of the Closing Date (except for those representations or warranties that are expressly made only as of another specific date, which representations and warranties shall be true and correct in all respects (or in all material respects, as applicable) as of such other date); (b) Buyer shall have performed in all material respects all covenants and agreements required by this Agreement to be performed by Buyer at or prior to the Closing; and (c) Buyer shall have delivered to Seller a certificate of an officer of Buyer, dated the Closing Date, confirming the foregoing.

13.2 Closing Deliverables. Buyer and Callan shall be ready, willing and able to deliver to Seller at the Closing the documents and items required to be delivered by Buyer under Section 4.3, including, without limitation, the Preferred Stock Consideration.

13.3 No Litigation. At the Closing, no suit, action or other proceeding shall be pending before any court or Governmental Authority which attempts to prevent the occurrence of the transactions contemplated by this Agreement.

13.4 Bonds. Buyer shall have posted, and all applicable Governmental Authorities shall have accepted, the bonds, letters of credit and guarantees required pursuant to Section 11.2, in each case effective as of the Closing.

13.5 Stockholder Approval; Certificate of Designation; Listing. Callan shall have obtained the stockholder approval contemplated by Section 11.7; the Certificate of Designation shall have been duly filed with, and accepted by, the Nevada Secretary of State and shall be in full force and effect; and the common stock shall be listed on the Nasdaq Stock Market and shall not be subject to any pending suspension or delisting proceeding or uncured notice.

13.6 Reger Employment Agreement. Callan and Michael Reger shall have executed and delivered a mutually acceptable employment agreement, effective as of the Closing, which will provide, among other things, that Mr. Reger will become Co-Chief Executive Officer of Callan and be generally responsible for the management of Callan’s power and energy related businesses.

ARTICLE XIV

TERMINATION

14.1 Causes of Termination. This Agreement may be terminated at any time prior to the Closing as follows: (a) by mutual written consent of Buyer, Callan and Seller; (b) by any Party if the Closing has not occurred on or before October 31, 2026 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 14.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; (c) by Buyer or Callan if any representation or warranty of Seller contained in this Agreement shall be inaccurate in any material respect as of the date of this Agreement or as of the Closing Date, or if Seller shall have breached any covenant or agreement contained in this Agreement in any material respect, and such inaccuracy or breach shall not have been cured within ten (10) Business Days after written notice thereof from Buyer to Seller; (d) by Buyer or Callan if a Material Adverse Effect shall have occurred after the Effective Date; (e) by Seller if any representation or warranty of Buyer or Callan contained in this Agreement shall be inaccurate in any material respect as of the Effective Date or as of the Closing Date, or if Buyer or Callan shall have breached any covenant or agreement contained in this Agreement in any material respect, and such inaccuracy or breach shall not have been cured within ten (10) Business Days after written notice thereof from Seller to Buyer or (f) by Buyer or Callan pursuant to Section 12.5 upon failure of Defensible Title to a material portion of the Assets.

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14.2 Termination for Title/Environmental Defects. In addition to, and without limiting, the termination rights set forth in Section 14.1, Buyer or Callan shall have the right to terminate this Agreement pursuant to and in accordance with (a) Section 6.5(c) and (b) Section 7.4(c). For the avoidance of doubt, such termination rights are independent and cumulative, and Buyer may exercise either or both.

14.3 Effect of Termination. Upon any termination of this Agreement pursuant to this Article XIV, this Agreement shall become void and of no further force or effect, and neither Party shall have any further obligation to the other Party hereunder; provided, however, that (a) Section 16.2 (Confidentiality), Section 16.5 (Governing Law), Section 16.7 (Expenses, Taxes and Recording) and Section 16.15 (Waiver of Certain Damages) shall survive any such termination; (b) nothing herein shall release either Party from any Liability for any breach of this Agreement occurring prior to such termination, and the indemnification obligations of Article XV shall survive with respect to any pre-termination breach; and (c) the confidentiality obligations of the Parties shall survive termination in accordance with Section 16.2.

ARTICLE XV

INDEMNIFICATION

15.1 Indemnification by Seller. From and after the Closing, except as otherwise provided in this Agreement, Seller shall defend, indemnify and hold harmless Buyer, Callan and their Affiliates, and each of their respective directors, officers, employees, agents and other representatives (the “Buyer Group”) from and against the following:

(a) Misrepresentations. All Losses arising from the breach by Seller of any of its representations or warranties set forth in ARTICLE VIII;

(b) Breach of Covenants. All Losses arising from the breach by Seller of any of its covenants set forth in this Agreement; and

(c) Retained Liabilities and Non-Asset Liabilities. All Retained Liabilities and all Non-Asset Liabilities.

15.2 Limitations. Notwithstanding Section 15.1, the following limitations shall apply to Seller’s indemnification obligations:

(a) Seller shall not be obligated to indemnify, defend or hold harmless any member of the Buyer Group for any Loss unless Buyer has delivered a written notice of such Loss within the Survival Period applicable to such Loss. The “Survival Period” applicable to Losses shall mean:

(i) with regard to a breach of the representations and warranties contained in Section 8.8 (Taxes), a period following the Closing ending ninety (90) days after the expiration of the statute of limitations applicable to the underlying Tax matter giving rise to that claim;

(ii) with regard to a breach of the representations and warranties contained in Sections 8.1 (Status of Formation), 8.2 (Authority), 8.3 (Validity of Obligations), 8.10 (Preferential Purchase Rights), 8.12 (Broker’s Fees) and 8.13 (Bankruptcy Proceedings) (collectively, the “ Seller Fundamental Representations”), an indefinite period following the Closing;

(iii) with regard to all other representations and warranties of Seller in this Agreement, a period of twelve (12) months following the Closing;

(iv) with regard to a breach of any covenant contemplated to be performed prior to the Closing, a period of twelve (12) months following the Closing;

(v) with regard to a breach of any covenant contemplated to be performed after the Closing, a period of twelve (12) months following the date by which such covenant is contemplated to have been performed; and

(vi) with respect to any Retained Liability or Non-Asset Liability, an indefinite period following the Closing.

(b) Other than with respect to (i) Section 15.1(c), (ii) breaches of the Fundamental Representations, and (iii) fraud, Seller shall have no Liability for any Losses unless and until the aggregate Losses for which the Buyer Group is entitled to recover under this ARTICLE XV exceed $200,000 (the “Deductible Amount”); provided, however, that individual claims with a value of less than Twenty-Five Thousand Dollars ($25,000) (the “De Minimis Threshold”) shall not be counted toward or applied against the Deductible Amount. After the aggregate qualifying Losses exceed the Deductible Amount, the Buyer Group shall be entitled to recover only that portion of qualifying Losses in excess of the Deductible Amount, the Deductible Amount being a true deductible and not a tipping basket.

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(c) Notwithstanding anything to the contrary herein, except in connection with the Seller Fundamental Representations, Retained Liabilities, Non-Asset Liabilities and fraud, Seller’s aggregate liabilities and obligations to the Buyer Group under this Agreement shall not exceed 10% of the Purchase Price.

(d) Seller shall be entitled, at its election, to satisfy any indemnification obligation under this Agreement, in whole or in part, by surrendering to Callan shares of Preferred Stock (or shares of common stock received upon conversion thereof), which shall be valued for such purpose at the higher of the Stated Value thereof or the market value of the common stock issuable upon conversion thereof.

(e) Notwithstanding clause (a)(iii), the representations and warranties contained in Section 6.2(a) concerning Defensible Title and Section 8.19 concerning Related Assets shall not survive the Closing, and the Buyer Group shall not be entitled to make any claim for indemnification under this ARTICLE XV in respect thereof.

(f) The Parties acknowledge and agree that, from and after the Closing, except as otherwise provided in this Agreement or in the other documents delivered at Closing, the provisions of this ARTICLE XV shall be the Parties’ exclusive remedies against each other with respect to the Assets, the Buyer Liabilities, the Retained Liabilities, the Non-Asset Liabilities, the transactions contemplated by this Agreement, and the representations, warranties and covenants made herein or in any other document or instrument entered into pursuant hereto or in connection herewith, except in the case of fraud.

15.3 Indemnification by Buyer and Callan. From and after the Closing, except as otherwise provided in this Agreement, Buyer and Callan shall, jointly and severally, defend, indemnify and hold harmless Seller, its Affiliates, and each of their respective directors, officers, employees, agents, shareholders and other representatives (the “Seller Group”) from and against the following:

(a) Misrepresentations. All Losses arising from the breach by Buyer or Callan of any of their representations or warranties set forth in ARTICLE IX;

(b) Breach of Covenants. All Losses arising from the breach by Buyer or Callan of any of their covenants set forth in this Agreement; and

(c) Buyer Liabilities. All Buyer Liabilities.

(d) The representations and warranties of Buyer and Callan contained in Sections 9.1 (Status of Formation), 9.2 (Authority), 9.3 (Validity of Obligations), 9.7 (Validity of Consideration), 9.8 (Capitalization), 9.9 (Broker’s Fees), 9.10 (SEC Reports; Financial Statements) and 9.11 (Listing and Maintenance Requirements) (“Buyer Fundamental Representations”) shall survive the Closing indefinitely; all other representations and warranties of Buyer and Callan shall survive the Closing for a period of twelve (12) months. The obligations of Buyer and Callan under Section 15.3(c) shall survive the Closing indefinitely.

(e) Other than with respect to (i) breaches of the Buyer Fundamental Representations, (ii) fraud, and (iii) the payment of the Cash Consideration, Buyer and Callan shall have no Liability for any Losses unless and until the aggregate Losses for which the Seller Group is entitled to recover under this ARTICLE XV exceed the Deductible Amount; provided, however, that individual claims with a value of less than the De Minimis Threshold shall not be counted toward or applied against the Deductible Amount. After the aggregate qualifying Losses exceed the Deductible Amount, the Seller Group shall be entitled to recover only that portion of qualifying Losses in excess of the Deductible Amount, the Deductible Amount being a true deductible and not a tipping basket.

15.4 Insurance; Mitigation. The amount of Losses required to be paid by any Indemnifying Party to indemnify an Indemnified Party pursuant to this Agreement shall be reduced to the extent of any amounts actually received by the Indemnified Party pursuant to the terms of any insurance policies covering such claim to which the Indemnified Party may be entitled, net of any costs of recovery and any increase in premiums resulting therefrom. Subject to the terms hereof, each Indemnified Party shall make reasonable efforts to mitigate or minimize all Liabilities upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Liabilities that are indemnifiable hereunder.

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15.5 Notification. As soon as reasonably practicable after obtaining knowledge thereof, any Party seeking indemnification under this Agreement (the “Indemnified Party”) shall notify the other Party (the “Indemnifying Party”) of any Claim or Proceeding which the Indemnified Party has determined has given or could give rise to a claim for indemnification under this ARTICLE XV; provided, that no delay or failure to so notify shall relieve the Indemnifying Party of its obligations hereunder except to the extent the Indemnifying Party is actually and materially prejudiced thereby. Such notice shall specify the agreement, representation or warranty with respect to which the claim is made, the facts giving rise to the claim and the amount (to the extent then determinable) of Liability for which indemnity is asserted. In the event any action, suit or proceeding is brought with respect to which a Party may be liable under this ARTICLE XV, the defense of the action, suit or proceeding (including all settlement negotiations and arbitration, trial, appeal or other proceeding) shall be at the discretion of and conducted by the Indemnifying Party. An Indemnified Party shall have the right to be represented by its own counsel at its own expense in any such action, suit or proceeding. Neither Party shall, without the other Party’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), settle, compromise, confess judgment or permit judgment by default in any action, suit or proceeding if such action would create or attach any Liability or obligation to the other Party or would not include an unconditional release of the other Party. The Parties agree to make available to each other, and to their respective counsel and accountants, all information and documents reasonably available to them which relate to any such action, suit or proceeding, and to render to each other such assistance as they may reasonably require in order to ensure the proper and adequate defense thereof, including entering into a joint defense privilege agreement.

ARTICLE XVI

MISCELLANEOUS

16.1 Casualty Loss. (a) If, between the Effective Date and the Closing, any Casualty occurs affecting the Assets, Seller shall notify Buyer in writing within forty-eight (48) hours of Seller obtaining Knowledge of such Casualty, specifying in reasonable detail the nature and extent of the Casualty and Seller’s good faith estimate of the value of the affected Assets, (b) If any individual Casualty affects Assets with a value exceeding Fifty Thousand Dollars ($50,000) or if aggregate Casualties affect Assets with a value exceeding One Hundred Thousand Dollars ($100,000, Buyer may, at its sole election, by written notice to Seller delivered within ten (10) Business Days after receiving Seller’s notice: (i) exclude the affected Assets from the transactions contemplated by this Agreement and reduce the Purchase Price by the Allocated Value of such excluded Assets; (ii) proceed to Closing and receive an assignment of all of Seller’s rights to insurance proceeds and all Claims and causes of action against third parties with respect to such Casualty; or (iii) if the aggregate value of Assets affected by Casualties exceeds fifteen percent (5%) of the Purchase Price, terminate this Agreement, in which event neither Party shall have any further obligation to the other hereunder except as expressly provided in Section 14.3. (c) If Buyer does not make an election within such ten (10) Business Day period, Buyer shall be deemed to have elected to proceed under clause (b)(ii) above.

16.2 Confidentiality. (a) Each Party shall hold in strict confidence and shall not disclose to any third party (other than its Representatives who need to know such information in connection with the transactions contemplated hereby and who are bound by obligations of confidentiality) any Confidential Information of the other Party without the prior written consent of the disclosing Party. “Confidential Information” means all non-public information disclosed by either Party to the other Party in connection with this Agreement or the transactions contemplated hereby, including financial data, technical data, business plans, reserve reports, geological and geophysical data, and all information contained in or made available through any data room, virtual data room, or electronic repository. (b) The obligations of confidentiality set forth in this Section 16.2 shall survive for a period of three (3) years following the Closing Date, or, if this Agreement is terminated without Closing, for a period of three (3) years following the date of such termination. (c) The obligations set forth in this Section 16.2 shall not apply to information that: (i) is or becomes publicly available through no fault of the receiving Party or its Representatives; (ii) is independently developed by the receiving Party without use of or reference to the disclosing Party’s Confidential Information; (iii) is received by the receiving Party from a third party that is not bound by any obligation of confidentiality with respect thereto; or (iv) is required to be disclosed by Law, court order, subpoena, or the rules or regulations of any securities exchange (including the Securities and Exchange Commission, Form 8-K and other SEC filings, and Nasdaq listing requirements), provided that the receiving Party shall, to the extent legally permitted, provide the disclosing Party with prompt written notice of such requirement so that the disclosing Party may seek an appropriate protective order. (d) Notwithstanding anything to the contrary in this Section 16.2, Buyer’s obligations hereunder shall not restrict Buyer from making any disclosure required under applicable securities laws, rules or regulations as a company listed on the Nasdaq Stock Market, including current reports on Form 8-K, registration statements, periodic reports, proxy statements, and press releases required or permitted thereunder.

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16.3 Notice. Any notice, request, demand, or consent required or permitted to be given hereunder shall be in writing and delivered in person or by certified letter, with return receipt requested, or by prepaid overnight delivery service, or by facsimile or email addressed to the Party for whom it is intended at the following addresses:

If to Seller, to:

Reger Oil, Inc.

426 Ferndale Road South

Wayzata, MN 55391

Attn: Mr. Michael Reger

Email: mreger@regeroi.com

If to Buyer, to:

Callan Power LLC

244 Flightline Drive,

Spring Branch, Texas 78070]

Attn: Mr. Wayne Williams

Email: wwilliams@coldchain-tech.com

With a copy (which shall not constitute notice) to:

Sichenzia Ference Ross Carmel, LLP

1185 Avenue of the Americas, 26th Floor

New York, NY 10036

Attn: Ross. D. Carmel, Esq.

Email: rcarmel@srfc.law

or at such other address as any of the above shall specify by like notice to the other.

If to Callan:

244 Flightline Drive

Spring Branch, Texas 78070

Attn: Mr. Wayne Williams

Email: wwilliams@coldchain-tech.com

16.4 Press Releases and Public Announcements. No Party shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other; provided, however, the foregoing shall not restrict disclosures by Buyer or Seller (i) that are required by applicable securities or other laws or regulations or the applicable rules of any stock exchange having jurisdiction over the disclosing party or its Affiliates, or (ii) to Governmental Authorities and third Persons holding preferential rights to purchase or rights of consent that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to obtain waivers of such right or such consents.

16.5 Governing Law. This Agreement is governed by and will be construed according to the laws of the State of Nevada, excluding any conflicts-of-law rule or principle that might apply the law of another jurisdiction. EACH PARTY HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL IN ANY LAWSUIT, ACTION, OR PROCEEDING BETWEEN OR AMONG THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

16.6 Schedules and Exhibits. The Schedules and Exhibits attached to this Agreement are incorporated into and made a part of this Agreement.

16.7 Expenses, Taxes and Recording.

(a) Each Party shall be solely responsible for all costs and expenses incurred by it in connection with this transaction (including fees and expenses of its counsel and accountants) and shall not be entitled to any reimbursements from the other Party, except as otherwise provided in this Agreement, regardless of whether the Closing occurs.

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(b) Buyer shall file all necessary Tax returns and other documentation with respect to all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees, and, if required by applicable Law, Seller shall join in the execution of any such Tax returns and other documentation. Notwithstanding anything set forth in this Agreement to the contrary, Buyer shall pay any transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees incurred in connection with this Agreement and the transactions contemplated hereby.

(c) Buyer shall, at its own cost, immediately record all instruments of conveyance and sale in the appropriate office of the state and county in which the lands covered by such instrument are located. Buyer shall immediately file for and obtain the necessary approval of all Governmental Authorities to the assignment of the Assets and shall immediately file all change of operator forms to effect the change of operator where applicable. The assignment of any state, federal or Indian tribal oil and gas leases shall be filed in the appropriate governmental offices on a form required and in compliance with the applicable rules of the applicable Governmental Authority. Buyer shall supply Seller with a true and accurate photocopy, .pdf or similar image file reflecting the recording information of all the recorded and filed assignments within a reasonable period of time after their recording and filing.

(d) Asset Taxes with respect to the Tax period in which the Closing occurs shall be apportioned between Seller and Buyer as of the Closing Date, with Seller responsible for the portion of such Asset Taxes allocable to the period ending on the day immediately preceding the Closing Date and Buyer responsible for the portion allocable to the period beginning on the Closing Date. Asset Taxes that are based on or measured by production or the receipt of proceeds therefrom shall be apportioned on the basis of the number of units actually produced or the proceeds actually received, as applicable; all other Asset Taxes shall be apportioned on a per diem basis. If either Party pays Asset Taxes for which the other Party is responsible under this Section 16.7(d), such other Party shall reimburse the paying Party within thirty (30) days after receipt of an invoice therefor.

16.8 Assignment. This Agreement or any part hereof may not be assigned by either Party without the prior written consent of the other Party; provided, however, upon notice to the other Party, but without the need to obtain such other Party’s consent, either Party shall have the right (i) to assign all or part of its rights (but none of its obligations) under this Agreement in order to qualify the transfer of the Assets as a “like-kind” exchange for federal Tax purposes, or (ii) to assign this Agreement to an Affiliate of such assigning Party, provided that the assigning Party shall not be relieved of its obligations hereunder. Subject to the foregoing, this Agreement is binding upon the Parties hereto and their respective successors and assigns.

16.9 Entire Agreement; No Reliance. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof, superseding all prior negotiations, discussions, agreements and understandings, whether oral or written, relating to such subject matter, except that the Confidentiality Agreement shall remain in full force and effect in accordance with its terms. Each of the Parties expressly waives reliance on any facts, promises, undertakings, representations or warranties made by any other Party or such Party’s Representatives prior to the execution of this Agreement to the extent such facts, promises, undertakings, representations or warranties are not expressly reflected herein or in the Confidentiality Agreement.

16.10 Severability. In the event that any one or more covenants, clauses or provisions of this Agreement shall be held invalid or illegal, such invalidity or unenforceability shall not affect any other provisions of this Agreement.

16.11 Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

16.12 Disclaimers Conspicuous. THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE OPERATIVE, ALL LANGUAGE IN IN THIS AGREEMENT IN ALL CAPITAL LETTERS ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE, OR ORDER.

16.13 Certain Interpretive Matters.

(a) Unless the context otherwise requires, (i) all references to Articles, Sections, Schedules or Exhibits are to Articles, Sections, Schedules or Exhibits of or to this Agreement, (ii) “or” is disjunctive but not necessarily exclusive, (iii) words expressed in the singular include plural and vice versa, (iv) the word “including” means “including without limitation,” (v) the word “days” means “calendar days” unless specified as “business days,” (vi) all references to “funds” or “$” are to lawful currency of the United States of America, and (vii) with respect to all dates and time periods in this Agreement, time is of the essence.

(b) No provision of this Agreement will be interpreted in favor of, or against, any Party by reason of the extent to which such Party or its counsel participated in the drafting hereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof.

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(c) Except with respect to Persons entitled to indemnification hereunder, nothing contained in this Agreement, express or implied, is intended to confer upon any other person or entity (other than the Parties, and their respective successors and permitted assigns) any benefits, rights or remedies or constitute a ratification or assumption of any type.

16.14 Counterpart Execution. This Agreement may be executed in any number of counterparts, and each such counterpart, when executed and delivered, including by facsimile or electronically, shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

16.15 Waiver of Certain Damages. Each of the Parties hereby waives and agrees not to seek consequential, special, exemplary or punitive damages, lost profits, lost business opportunities, or diminution in value with respect to any Claim, Proceeding, controversy or dispute arising out of or relating to this Agreement or the breach hereof, including any indemnification claim pursuant hereto, other than any such damages payable to any third party in respect of which a Party is otherwise entitled to indemnification hereunder.

16.16 No Waiver. No waiver by any Party of any condition of this Agreement or of any breach by any Party of any of the obligations or representations hereunder shall be deemed to be a waiver of any other condition or subsequent breach of the same or any other obligation or representation by any Party. Forbearance by any Party to seek a remedy for any noncompliance or breach by any other Party shall not be deemed to be a waiver by the first such Party of its rights and remedies with respect to any such noncompliance or breach.

[Remainder of page intentionally left blank]

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Executed as of the day and year first above written.

Seller:

REGER OIL, INC.

By:	/s/ Michael Reger
Name:	Michael Reger
Title:	Chief Executive Officer

Buyer:

CALLAN POWER LLC

By:	/s/ Wayne Williams
Name:	Wayne Williams
Title:	Managing Member

CALLAN JMB INC

By:	/s/ Wayne Williams
Name:	Wayne Williams
Title:	Chief Executive Officer

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EXHIBIT A

SCHEDULE OF LEASES AND LANDS

Attached to and made a part of that certain Asset Purchase and Sale Agreement dated as of August 19, 2026, by and between Reger Oil, Inc., a Nevada corporation (“Seller”), and Callan Power LLC (“Buyer”), and Callan JMB Inc.

The following oil and gas leases, insofar and only insofar as they cover the lands described below, all situated in Sheridan County, Montana, comprise the “Leases” under the above-referenced Asset Purchase and Sale Agreement:

No.	Lessor	Lessee	Gross Acres	Legal Description
1	Bruce L. Arneklev and Dixie M. Arneklev, individually and as husband and wife	Michael J. O’Toole	280.00	[***]
2	Duane R. Arneklev and Nancy L. Arneklev, individually and as husband and wife	Michael J. O’Toole	280.00	[***]
3	Tyler Clayton Beach, single	Michael J. O’Toole	798.17	[***]
4	Valerie Beck and Paul Beck, individually and as wife and husband	Michael J. O’Toole	320.00	[***]
5	Karen Darlow and John Darlow, individually and as wife and husband	Michael J. O’Toole	320.00	[***]
6	Darrold Duane Gjesdal, a married man dealing in his sole and separate property	Michael J. O’Toole	280.00	[***]
7	Cheryl Gleason, a married woman dealing in her sole and separate property	Michael J. O’Toole	798.17	[***]
8	Connie Grove and David Rasmussen, as Co-Trustees of the Albert and Thelma Rasmussen Mineral Trust	Michael J. O’Toole	640.00	[***]
9	Sandra Haze, single	Michael J. O’Toole	640.00	[***]
10	Dallas M. Johnson and Josephine Johnson, individually and as husband and wife	Michael J. O’Toole	320.00	[***]
11	Craig Lee, a married man dealing in his sole and separate property	Michael J. O’Toole	160.00	[***]
12	David Lee, a married man dealing in his sole and separate property	Michael J. O’Toole	160.00	[***]
13	Wade Lee, a single man	Michael J. O’Toole	160.00	[***]
14	Laurie Lovegren, a married woman dealing in her sole and separate property, heir of Bernice Sorensen, deceased	Michael J. O’Toole	160.00	[***]

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No.	Lessor	Lessee	Gross Acres	Legal Description
15	Richard D. Nichols, a married man dealing in his sole and separate property	Michael J. O’Toole	640.00	[***]
16	Maria Prell and Casey Prell, individually and as wife and husband, heir of Cheryl Severson, deceased	Michael J. O’Toole	320.00	[***]
17	Randell Rice and Marcia Rice, individually and as husband and wife, heirs of Gene G. Rice, deceased, and Darlene A. Rice	Michael J. O’Toole	160.00	[***]
18	Lana Rorvig, a widow	Michael J. O’Toole	640.00	[***]
19	Allen Severson and Missy Severson, individually and as husband and wife, heir of Cheryl Severson, deceased	Michael J. O’Toole	320.00	[***]
20	Wayne C. Sorensen, a married man dealing in his sole and separate property, heir of Bernice Sorensen, deceased	Michael J. O’Toole	160.00	[***]
21	[Intentionally Omitted]
22	Dianne Tarrant, single, heir of Bernice Sorensen, deceased	Michael J. O’Toole	160.00	[***]
23	Lois Tufton, aka Lois Eileen Tufton, single	Michael J. O’Toole	80.00	[***]
24	Blaine Woodman, a married man dealing in his sole and separate property, heir of Ranae L. Woodman, deceased	Michael J. O’Toole	320.00	[***]
25	Mark Woodman, a married man dealing in his sole and separate property, heir of Ranae L. Woodman, deceased	Michael J. O’Toole	320.00	[***]
26	Robert Woodman, single, heir of Ranae L. Woodman, deceased	Michael J. O’Toole	320.00	[***]
TOTAL — 26 executed oil and gas leases

NOTES TO EXHIBIT A

1.	Each oil and gas lease described above was taken in the name of Michael J. O’Toole, as lessee of record, and is to be assigned to Seller prior to the Closing.

2.	Gross acres are the gross acreage of the lands described in the corresponding lease, stated at nominal PLSS acres except where lot acreages are shown.

3.	Where two or more Lessors are shown against the same lands, each such Lessor has executed a separate lease covering an undivided interest in those lands. Gross acres are not additive across such leases.

4.	All lands are situated in Sheridan County, Montana.

5.	This Exhibit A does not constitute a title opinion, and no independent examination of the records of Sheridan County, Montana has been performed in connection herewith.

6.	Seller will update this Exhibit A prior to the Closing to add additional Leases that are expected to be acquired prior to or at Closing.

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EXHIBIT B

CALLAN JMB INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS

Pursuant to Nevada Revised Statutes Section 78.1955

SERIES A PERPETUAL CONVERTIBLE PREFERRED STOCK

(Par Value $0.001 Per Share)

Callan JMB Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Nevada (the “NRS”), hereby certifies that, pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the “Board”) by the Articles of Incorporation of the Corporation (as amended from time to time, the “Articles of Incorporation”), which authorizes the Board, by resolution, to provide for the issuance of up to 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), in one or more series, and to fix the designation, powers, preferences and relative, participating, optional and other special rights, if any, and the qualifications, limitations and restrictions thereof, and in accordance with the provisions of NRS Section 78.1955, the Board duly adopted the following resolution, which resolution remains in full force and effect on the date hereof:

RESOLVED, that pursuant to the authority granted to and vested in the Board, the Board hereby creates a new series of Preferred Stock designated “Series A Perpetual Convertible Preferred Stock,” consisting of 1,000 shares, and hereby fixes the powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of such series of Preferred Stock as set forth in this Certificate of Designation (this “Certificate of Designation”):

1. General.

(a) There is hereby created from the authorized shares of Preferred Stock of the Corporation a series of Preferred Stock designated as “Series A Perpetual Convertible Preferred Stock,” par value $0.001 per share (the “Series A Preferred Stock”), and the authorized number of shares of Series A Preferred Stock shall be 1,000. Each share of Series A Preferred Stock shall have a stated value of $10,000.00 (the “Stated Value”). Shares of Series A Preferred Stock that are purchased or otherwise acquired by the Corporation, or that are converted into shares of Common Stock, shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock, undesignated as to series.

(b) The Series A Preferred Stock, with respect to dividend rights and rights upon the liquidation, winding-up or dissolution of the Corporation, ranks: (i) senior to all Junior Stock; (ii) on a parity with all Parity Stock; (iii) junior to all Senior Stock; and (iv) junior to existing and future indebtedness and liabilities of the Corporation.

(c) The Series A Preferred Stock has no maturity date. The Series A Preferred Stock is not redeemable at the option of the Corporation.

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2. Definitions. As used herein, the following terms shall have the following meanings:

(a) “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such other Person.

(b) “Articles of Incorporation” shall have the meaning specified in the preamble.

(c) “Beneficial Ownership” shall have the meaning given such term in Rule 13d-3 under the Exchange Act, and a Person’s Beneficial Ownership of securities shall be calculated in accordance with the provisions of such Rule.

(d) “Board” shall mean the Board of Directors of the Corporation.

(e) “Business Day” shall mean any day other than Saturday, Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

(f) “Certificate of Designation” shall have the meaning specified in the preamble.

(g) “Common Stock” shall mean the common stock, par value $0.001 per share, of the Corporation.

(h) “Conversion Price” shall mean $2.10 per share of Common Stock, subject to adjustment pursuant to Section 7 hereof.

(i) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(j) “Holder” shall mean a holder of record of shares of Series A Preferred Stock.

(k) “Initial Issue Date” shall mean the first date of original issuance of shares of the Series A Preferred Stock.

(l) “Junior Stock” shall mean the Common Stock and each other class or series of the Corporation’s capital stock established after the Initial Issue Date, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series A Preferred Stock as to dividend rights or distribution rights upon the liquidation, winding-up or dissolution of the Corporation.

(m) “Initial Permitted Conversion Date” shall have the meaning specified in Section 6(a)(i).

(n)”Close of Business” shall mean 5:00 p.m., New York City time.

(o)”Closing Sale Price” of the Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is traded or, if the Common Stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the last quoted bid price for the Common Stock in the over-the-counter market on the relevant date, as reported by OTC Markets Group Inc. or a similar organization, or, if that bid price is not available, the fair market price of the Common Stock (or other relevant capital stock or equity interest) on that date as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose with the prior consent of holders of a majority of the outstanding Series A Preferred Stock. The Closing Sale Price of any other security shall be determined in the same manner as set forth in this Section 2(o for the determination of the Closing Sale Price of the Common Stock.

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(p) “Code” shall mean Internal Revenue Code of 1986, as amended.

(q) “NRS” means the Nevada Revised Statutes, as amended from time to time.

(r) “Ownership Limitation” shall mean 9.9% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of the Series A Preferred Stock.

(s) “Parity Stock” shall mean any class or series of the Corporation’s capital stock established after the Initial Issue Date, the terms of which expressly provide that such class or series will rank on parity with the Series A Preferred Stock as to dividend rights or distribution rights upon the liquidation, winding-up or dissolution of the Corporation.

(t) “Person” shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

(u) [Reserved]

(v) “Senior Stock” shall mean any class or series of the Corporation’s capital stock established after the Initial Issue Date, the terms of which expressly provide that such class or series will rank senior to the Series A Preferred Stock as to dividend rights or distribution rights upon the liquidation, winding-up or dissolution of the Corporation.

(w) “Stated Value” shall have the meaning specified in Section 1(a).

(x) “Trading Day” shall mean a day during which trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then listed or admitted for trading. If the Common Stock is not so listed or admitted for trading, Trading Day means a Business Day.

(y) “SEC” shall mean the Securities and Exchange Commission.

(z)”Securities Act” shall mean the Securities Act of 1933, as amended.

(aa) “Series A Preferred Stock” shall have the meaning specified in Section 1(a).

(bb) “Spin-Off shall have the meaning specified in Section 7(a)(iii).

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3. Dividends.

The Series A Preferred Stock shall bear no dividends, and the Holders shall not be entitled to receive any dividends or other distributions with respect to the Series A Preferred Stock, whether or not declared by the Board. For the avoidance of doubt, the dividend rate on the Series A Preferred Stock is 0%.

4. Voting/Board Representation

(a) The Series A Preferred Stock shall not have any voting rights except as set forth in this Section 4 or as otherwise required by the NRS.

(b) So long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of the Holders of at least a majority of the shares of Series A Preferred Stock outstanding at the time, voting together as a single class:

(i) authorize or create, or increase the authorized amount of, any class or series of Senior Stock or Parity Stock, or reclassify any of the authorized capital stock of the Corporation into shares of Senior Stock or Parity Stock;

(ii) amend, alter or repeal the provisions of the Articles of Incorporation or this Certificate of Designation so as to adversely affect any right, preference, privilege or power of the Series A Preferred Stock; or

(iii) issue any additional shares of Series A Preferred Stock, other than the shares issued to the initial Holders on the Initial Issue Date.

(c) So long as any shares of Series A Preferred Stock remain outstanding, the Holders of a majority of the Stated Value of the Series A Preferred Stock, voting as a separate class, shall be entitled to appoint or nominate and elect two (2) members of the Board (the “Preferred Directors”). The Preferred Directors shall initially be designated by the Holders at or prior to the Initial Issue Date. Any vacancy in the position of a Preferred Director may be filled only by the vote of the Holders of a majority of the Stated Value of the Series A Preferred Stock.

5. Liquidation Preference.

(a) In the event of any liquidation, winding-up or dissolution of the Corporation, whether voluntary or involuntary, each Holder shall be entitled to receive, out of the assets of the Corporation legally available for distribution to its stockholders, after satisfaction of liabilities to the Corporation’s creditors and holders of shares of Senior Stock, but before any payment or distribution is made to holders of Junior Stock (including the Common Stock), an amount per share of Series A Preferred Stock equal to the Stated Value.

(b) Neither the sale, conveyance, exchange or transfer of all or substantially all the assets or business of the Corporation (other than in connection with the liquidation, winding-up or dissolution of the Corporation), nor the merger or consolidation of the Corporation into or with any other Person, shall be deemed to be a liquidation, winding-up or dissolution for the purposes of this Section 5.

(c) After the payment to the Holders of the full preferential amounts provided for in this Section 5, the Holders of Series A Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

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(d) In the event the assets of the Corporation available for distribution to the Holders upon any liquidation, winding-up or dissolution of the Corporation shall be insufficient to pay in full all amounts to which such Holders are entitled pursuant to this Section 5, the Holders and any holders of Parity Stock shall share ratably in proportion to the respective full amounts to which they would otherwise be entitled.

6. Conversion.

(a) Optional Conversion by Holder.

(i) Commencing on the date that is six (6) months after the Initial Issue Date (the “Initial Permitted Conversion Date”) each Holder shall have the right to convert each share of such Holder’s Series A Preferred Stock into t fully paid and nonassessable shares of Common Stock equal to, and in exchange for, on a cashless basis, a reduction in Stated Value equal to the Conversion Price then in effect (the “Conversion Rate”) times the number of shares of Common Stock into which such Series A Preferred Stock is requested to be converted, plus cash in lieu of fractional shares as set out in Section 9.

(ii) Notwithstanding anything herein to the contrary, a Holder shall not have the right to convert any shares of Series A Preferred Stock to the extent that, after giving effect to such conversion, such Holder (together with such Holder’s Affiliates and any other Persons acting as a group together with such Holder or any of such Holder’s Affiliates) would beneficially own in excess of the Ownership Limitation. For purposes of this Section 6(a)(ii), Beneficial Ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. Upon the written request of a Holder, the Corporation shall promptly confirm to such Holder the number of shares of Common Stock then outstanding.

(iii) In order to convert shares of Series A Preferred Stock into shares of Common Stock, the Holder must deliver a written notice of conversion to the Corporation in the form attached hereto as Exhibit A, specifying the number of shares of Series A Preferred Stock to be converted. The date of receipt of such notice by the Corporation shall be the “Conversion Date”.

(iv) After any conversion, shares of Common Stock issuable upon such conversion shall be issued and delivered to the Holder within two (2) Trading Days after the related Conversion Date. From and after the Conversion Date, the converted shares of Series A Preferred Stock shall no longer be deemed outstanding, and all rights of the Holder with respect to such converted shares shall cease and terminate, except the right to receive the shares of Common Stock issuable upon such conversion.

7. Anti-Dilution Adjustments.

(a) The Conversion Price shall be adjusted, without duplication, upon the occurrence of any of the following events:

(i) If the Corporation effects a stock split, stock dividend, stock combination, reclassification or similar event with respect to the Common Stock, then the Conversion Price shall be proportionately adjusted such that the Holder shall be entitled to receive, upon conversion of the Series A Preferred Stock, the same number of shares of Common Stock (adjusted for such event) as the Holder would have been entitled to receive immediately prior to such event.

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OS1 / OS0

where,

OS0	=the number of shares of Common Stock outstanding immediately prior to the Close of Business on the Record Date for such dividend or distribution, or immediately prior to the Open of Business on the effective date of such share subdivision or share combination, as the case may be; and

OS1	=the number of shares of Common Stock outstanding immediately after, and solely as a result of, giving effect to such dividend or distribution, or such share subdivision or share combination, as the case may be.

Any adjustment made under this Section 7(a)(i) shall become effective immediately after the Close of Business on the Record Date for such dividend or distribution, or immediately after the Open of Business on the effective date for such share subdivision or share combination, as the case may be. If any dividend, distribution, share subdivision or share combination of the type described in this Section 7(a)(i) is declared but not so paid or made, the Conversion Price shall be immediately readjusted, effective as of the earlier of (A) the date the Board determines not to pay or make such dividend, distribution, subdivision or combination and (B) the date the dividend or distribution was to be paid or the date the subdivision or combination was to have been effective, to the Conversion Price that would then be in effect if such dividend, distribution, subdivision or combination had not been declared.

The Corporation shall not pay any dividend or make any distribution on shares of Common Stock held in treasury.

(ii)If the Corporation distributes to all holders of its Common Stock any rights, options or warrants entitling them to purchase or subscribe for shares of Common Stock at a price per share that is less than the average of the Closing Sale Prices of Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date of such distribution, the Conversion Price in effect immediately following the close of business on the Record Date for such distribution shall be divided by the following fraction:

OS0 + X

OS0 + Y

where,

OS0	=the number of shares of Common Stock outstanding immediately prior to the Close of Business on the Record Date for such distribution;

X	=the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

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Y	=the number of shares of Common Stock equal to the quotient of (A) the aggregate price payable to exercise such rights, options or warrants and (B) the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date of such distribution.

Any decrease to the Conversion Rate made under this Section 7(a)(ii) shall be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the Close of Business on the Record Date for such distribution. To the extent that shares of Common Stock are not issued prior to the expiration or termination of such rights, options or warrants, the Conversion Price shall be increased, effective as of the date of such expiration, to the Conversion Price that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so distributed, the Conversion Price shall be increased, effective as of the earlier of (A) the date the Board determines not to make such distribution and (B) the date such rights, options or warrants were to have been issued, to be the Conversion Price that would then be in effect if such Record Date for such distribution had not occurred. If such rights, options or warrants are only exercisable upon the occurrence of certain triggering events, then the Conversion Price shall not be adjusted until the triggering events occur.

For purposes of this Section 7(a)(ii), in determining the aggregate price payable to exercise any such rights, options or warrants there shall be taken into account any consideration received by the Corporation for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board.

(iii)If the Corporation distributes shares of its capital stock, evidences of its indebtedness or other assets, securities or property of the Corporation or rights, options or warrants to acquire its capital stock or other securities, to all holders of Common Stock, excluding (A) dividends, distributions, rights, options, warrants or other issuances as to which an adjustment was effected pursuant to Section 7a)(i) or Section 7(a)(ii), (B) rights issued to all holders of Common Stock pursuant to a rights plan, where such rights are not presently exercisable, trade with Common Stock and the plan provides that Holders will receive such rights along with any Common Stock received upon conversion of the Series A Preferred Stock, (C) dividends or distributions paid exclusively in cash, (D) any dividends and distributions in connection with any recapitalization, reclassification, change, consolidation, merger or other combination, share exchange, or sale, lease or other transfer or disposition resulting in the change in the conversion consideration as described in Section 7(b) and (E) Spin-Offs as to which the provisions set forth below in the last two paragraphs of this Section 7(a)(iii) shall apply, then the Conversion Price in effect immediately following the close of business on the Record Date for such distribution shall be divided by the following fraction:

SP0

SP0 - FMV

where,

SP0	=Closing Sale Price per share of the Common Stock on the Trading Day immediately preceding the Ex-Date for such distribution; and

FMV	=the fair market value as of the Record Date for such distribution (as determined in good faith by the Board) of the shares of the Corporation’s capital stock (other than Common Stock), evidences of indebtedness, assets, securities, property, rights, options or warrants distributed with respect to each outstanding share of Common Stock.

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Any decrease to the Conversion Price made under the portion of this Section 7(a)(iii) above shall become effective immediately after the Close of Business on the Record Date for such distribution. If such distribution is not so paid or made, the Conversion Price shall be increased, effective as of the earlier of (A) the date the Board determines not to pay the distribution and (B) the date such dividend or distribution was to have been paid, to be the Conversion Price that would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), or if the difference is less than $1.00, in lieu of the foregoing increase, each Holder shall receive, for each share of Series A Preferred Stock held by it, at the same time and upon the same terms as holders of the Common Stock, the amount and kind of the Corporation’s capital stock (other than Common Stock), evidences of indebtedness, or other assets, securities or property of the Corporation, or rights, options or warrants to acquire the Corporation’s capital stock or other securities that such Holder would have received if such Holder converted all of its shares of Series A Preferred Stock at the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for the distribution.

With respect to an adjustment pursuant to this Section 7(a)(iii) where there has been a payment of a dividend or other distribution on the Common Stock consisting solely of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit of the Corporation where such capital stock or similar equity interest is, or will be when issued, listed or admitted for trading on a U.S. national securities exchange (a “Spin-Off”), the Conversion Price shall be adjusted immediately after the Close of Business on the 10th Trading Day immediately following, and including, the Ex-Date for the Spin-off by dividing the Conversion Price in effect immediately prior to the Close of Business on such 10th Trading Day by the following fraction:

FMV + MP0

MP0

where,

FMV	=the average of the Closing Sale Prices of the capital stock or similar equity interest distributed to holders of the Common Stock applicable to one share of Common Stock over the 10 consecutive Trading Day period immediately following, and including, the Ex-Date for the Spin-Off; and

MP0	=the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period immediately following, and including, the Ex-Date for the Spin-Off.

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The adjustment to the Conversion Price under the preceding paragraph shall become effective at the Close of Business on the 10th Trading Day immediately following, and including, the Ex-Date for the Spin-Off; provided that, for purposes of determining the Conversion Price in respect of any conversion during the 10 Trading Days following, and including, the Ex-Date of any Spin-Off, references to “10 consecutive Trading Days” within the portion of this Section 7(a)(iii) related to Spin-Offs shall be deemed to be replaced with such lesser number of consecutive Trading Days as have elapsed between the Ex-Date of such Spin-Off and the relevant Conversion Date.

(iv )If the Corporation or any of its subsidiaries make a payment in respect of a tender or exchange offer for Common Stock to the extent that the cash and value of any other consideration included in the payment per share of Common Stock exceeds the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Date”), the Conversion Price shall be adjusted immediately after the Close of Business on the last Trading Day of the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Expiration Date by dividing the Conversion Price in effect immediately prior to the Close of Business on such last Trading Day of the 10 consecutive Trading Day period by the following fraction:

AC + (SP1 x OS1)

SP1 x OS0

where,

AC	=the aggregate value of all cash and any other consideration (as determined in good faith by the Board) paid or payable for shares of Common Stock purchased in such tender or exchange offer;

OS0	=the number of shares of Common Stock outstanding immediately prior to the Expiration Date (prior to giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

OS1	=the number of shares of Common Stock outstanding immediately after the Expiration Date (after giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and

SP1	= the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Expiration Date.

(b) In the case of any recapitalization, reclassification or change of the Common Stock, any consolidation, merger or statutory share exchange involving the Corporation, or any sale, lease or other transfer of all or substantially all of the assets of the Corporation, in each case as a result of which the Common Stock is converted into, or exchanged for, stock, other securities, cash or other property, then each share of Series A Preferred Stock outstanding immediately prior to such transaction shall thereafter be convertible into the kind and amount of stock, other securities, cash or other property that a holder of a number of shares of Common Stock equal to the Conversion Rate would have owned or been entitled to receive upon such transaction, and the Corporation shall not effect any such transaction unless the resulting, surviving or acquiring Person expressly assumes in writing the obligations of the Corporation under this Certificate of Designation.

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(c)Upon any decrease in the Conversion Price, the Corporation promptly shall deliver to each Holder a certificate signed by an Officer of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated, and specifying the increased Conversion Price then in effect following such adjustment.

(d) No adjustment to the Conversion Price shall be made if it results in a Conversion Price that is less than the par value (if any) of the Common Stock.

8. No Fractional Shares. No fractional shares of Common Stock will be delivered to the Holders upon conversion. In lieu of fractional shares otherwise issuable, the Holders will be entitled to receive an amount in cash equal to the fraction of a share of Common Stock multiplied by the closing sale price of the Common Stock on the Trading Day immediately preceding the applicable Conversion Date.

9. Transfer Restriction.

Each Holder agrees that, after conversion of shares of Series A Preferred Stock into Common Stock following the Initial Permitted Conversion Date the shares of Common Stock received upon conversion may be transferred, assigned, pledged or otherwise disposed of by such Holder subject only to compliance with applicable securities laws (including Rule 144 under the Securities Act).

10. General Provisions.

(a) Reservation of Shares. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock a sufficient number of shares of Common Stock to permit the conversion of all outstanding shares of Series A Preferred Stock. The Corporation shall deliver irrevocable written instructions to its transfer agent to effect such reservation.

(b) Notices. Any notice required or permitted hereunder shall be in writing and shall be deemed given when delivered personally, or one (1) Business Day after being sent by nationally recognized overnight courier, to the Corporation at its principal executive offices or to the Holder at the address set forth in the Corporation’s stock register.

(c) No Preemptive Rights. The Holders shall not be entitled to any preemptive rights to acquire additional capital stock of the Corporation.

(d) Reporting Company. The Corporation shall use its commercial best efforts to timely file all required reports under the Exchange Act and to maintain the eligibility of the disposition of Common Stock pursuant to Rule 144 under the Securities Act.

(d) Governing Law. This Certificate of Designation shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to the conflicts of law principles thereof.

[The Remainder of this Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the undersigned has caused this Certificate of Designation to be duly executed this ___ day of __________, 2026.

CALLAN JMB INC.

By:
Name:
Title:

[Signature Page to Certificate of Designation of Callan JMB Inc.]

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Exhibit A — Form of Notice of Conversion

NOTICE OF CONVERSION

(To be executed by the Holder in order to convert Series A Preferred Stock)

The undersigned hereby irrevocably elects to convert _______ shares of Series A Perpetual Convertible Preferred Stock (the “Series A Preferred Stock”) of Callan JMB Inc. (the “Corporation”) into shares of common stock, par value $0.001 per share, of the Corporation (“Common Stock”) according to the conditions of the Certificate of Designation of the Series A Preferred Stock (the “Certificate of Designation”). The Corporation will pay any documentary, stamp or similar issue or transfer tax on the issuance of shares of Common Stock upon conversion of the Series A Preferred Stock, unless the tax is due because the undersigned requests such shares of Common Stock to be issued in a name other than the undersigned’s name, in which case the undersigned will pay the tax.

Number of shares of Series A Preferred Stock to be converted: _______________

Name(s) in which shares of Common Stock are to be registered: _______________

Signature: _______________

Name of Holder: _______________

Date: _______________

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DISCLOSURE SCHEDULES

to

ASSET PURCHASE AND SALE AGREEMENT

by and among

REGER OIL, INC.

as Seller,

CALLAN POWER LLC

as Buyer, and

CALLAN JMB INC.

Dated as of August 19, 2026

1

INTRODUCTION

1. Incorporation; Defined Terms. These Disclosure Schedules (these “Schedules”) are delivered by Reger Oil, Inc., a Nevada corporation (“Seller”), pursuant to, and constitute the “Schedules” referred to in, that certain Asset Purchase and Sale Agreement (the “Agreement”), dated as of August 19, 2026, by and among Seller, Callan Power LLC, a Nevada limited liability company (“Buyer”), and Callan JMB Inc., a Nevada corporation (“Callan”). Pursuant to Section 16.6 of the Agreement, these Schedules are incorporated into and made a part of the Agreement. Capitalized terms used but not otherwise defined in these Schedules have the respective meanings given to them in the Agreement, and the rules of construction and interpretation set forth in Section 16.13 of the Agreement apply to these Schedules as though set forth herein. In the event of any conflict or inconsistency between the terms of the Agreement and these Schedules, the terms of the Agreement shall control.

2. Organization; Headings. These Schedules are arranged in sections corresponding to the numbered and lettered sections of the Agreement to which they relate. The section numbers, headings and captions used in these Schedules are inserted for convenience of reference only and shall not be deemed to constitute a part of these Schedules or the Agreement, shall not affect the construction or interpretation of any provision hereof or thereof, and shall not expand, limit or otherwise modify any representation, warranty, covenant or agreement of Seller contained in the Agreement.

3. Cross-References; Applicability of Disclosures. Any matter, item, document or information disclosed in any section of these Schedules shall be deemed disclosed for purposes of, and shall qualify, (a) the corresponding section of the Agreement and (b) each other representation, warranty, covenant or agreement of Seller set forth in the Agreement to which the relevance or applicability of such matter, item, document or information is reasonably apparent on its face, in each case whether or not an express cross-reference to such other representation, warranty, covenant or agreement appears herein. Any cross-references that do appear in these Schedules are included solely for convenience of reference, are not intended to be exhaustive, and the absence of a cross-reference with respect to any matter shall not be construed to limit the application of the preceding sentence. Seller shall have no obligation to make, or to have made, any cross-reference in order for the preceding sentence to apply.

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4. No Admission of Materiality, Breach or Liability. The inclusion of any matter, item, document or information in these Schedules shall not be deemed to be, and shall not constitute, (a) an admission or acknowledgment that such matter is or may be material, or that such matter has had, or would reasonably be expected to have, a Material Adverse Effect; (b) an admission or acknowledgment that such matter is required to be disclosed by the terms of the Agreement; (c) an admission or acknowledgment of any breach, default or violation of, or noncompliance with, any Law, Permit, Order, Lease or Contract, or of any liability or obligation of any kind owing to any Person; (d) an admission or acknowledgment that such matter exceeds, or is required to be included by reason of, any monetary or other threshold specified in the Agreement; or (e) a waiver of any attorney-client privilege, work-product protection or other applicable privilege or immunity. Certain matters may be included in these Schedules for informational purposes, or out of an abundance of caution, notwithstanding that their inclusion is not required by the Agreement, and no such inclusion shall be construed as establishing or implying any standard of materiality or as an indication that any matter of comparable or lesser significance is or would be required to be disclosed. In no event shall the inclusion of any matter in these Schedules be used as a basis for interpreting the terms “material,” “materially,” “materiality,” “Material Adverse Effect” or any word or phrase of similar import as used in the Agreement.

5. Confidentiality. These Schedules and all matters, items, documents and information contained herein constitute Confidential Information for purposes of Section 16.2 of the Agreement and are subject to the terms of the Confidentiality Agreement. These Schedules may not be disclosed, reproduced or distributed, in whole or in part, except as permitted by the Agreement and the Confidentiality Agreement.

6. Date of Disclosure. Except as otherwise expressly stated herein or in the Agreement, the disclosures set forth in these Schedules are made as of the date of the Agreement, and no disclosure herein shall be deemed to be a representation as to the state of facts existing at any other date.

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Schedule 2.1(a)-2

None.

1

Schedule 2.1(a)-3

None. Seller has not yet prepared any draft DSUs.

2

Schedule 2.1

None.

3

Schedule 2.2

None.

4

Schedule 3.2

The Allocation Schedule will be agreed upon at Closing.

5

Schedule 8.4

All Leases listed on Exhibit A to the Agreement are incorporated herein by this reference.

6

Schedule 8.5

Seller is a party to a Oil & Gas Exploration and Development Agreement with Chandler Energy, LLC and IPA Energy, LLC, dated as of July 1, 2026 (the “Chandler Development Agreement”).

7

Schedule 8.6

None.

8

Schedule 8.7

None. Nevertheless, the production operations expected to be conducted on the real estate subject to the Leases (comprising a portion of the Assets) will be conducted by a production partner (presently, Chandler Energy, LLC, pursuant to the Chandler Development Agreement referenced on Schedule 8,5 above) who will be responsible for obtaining all required production-related permits.

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Schedule 8.8

None.

10

Schedule 8.9

None.

11

Schedule 8.10

None.

12

Schedule 8.17

None.

13

Schedule 8.18

None.

14

Schedule 8.20

Third-party consents are required under:

●	the Chandler Development Agreement

●	that certain Data Sublicense Agreement with Reger Gas investments, LLC (as licensor), dated as of July 1, 2026

15

Schedule 8.22

None.

16

Schedule 10.1

None.

17